Table of Contents

As filed with the U.S. Securities and Exchange Commission on August 25, 2023

Registration No. 333-273930

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pre-Effective Amendment No. 1

to

Form S-1/A

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

INTRUSION INC.

(Exact name of registrant as specified in its charter)

Delaware	3576	75-1911917
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

101 East Park Blvd, Suite 1200

Plano, Texas 75074

Telephone: (972) 234-6400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Anthony Scott

Chief Executive Officer

Intrusion Inc.

101 East Park Blvd, Suite 1200

Plano, Texas 75074

Telephone: (972) 234-6400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Laura Anthony, Esq. Craig D. Linder, Esq. Anthony L.G., PLLC 625 N. Flagler Drive, Suite 600 West Palm Beach, Florida 33401 Telephone: (561) 514-0936	Robert F. Charron, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105 Telephone: (212) 370-1300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check market if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED AUGUST 25, 2023

Preliminary Prospectus

Intrusion Inc.

Up to 11,333,333 Units, each consisting of

One Share of Common Stock or One Pre-Funded

Warrant to Purchase One Share of Common Stock and

One Warrant to Purchase One Share of Common Stock

Placement Agent Warrants to Purchase up to 1,133,333 Shares of Common Stock

Up to 23,799,999 Shares of Common Stock Underlying the Warrants,

Pre-Funded Warrants, and Placement Agent Warrants

We are offering up to 11,333,333 units (“Units”), each Unit consisting of (i) one share of common stock, par value $0.01 per share, and (ii) one warrant with a five-year term to purchase one share of common stock at an exercise price of $0.825 per share (110% of the offering price per Unit) (“Warrant”) on a best-efforts basis. We are offering each Unit at an assumed public offering price of $0.75 per Unit, equal to the closing price of our common stock on the Nasdaq Capital Market on August 23, 2023. Each Warrant will be immediately exercisable for one share of common stock at an assumed exercise price of $0.825 per share (not less than 110% of the public offering price of each Unit sold in this offering). The actual public offering price per Unit will be determined between us, Joseph Gunnar & Co., LLC (“Joseph Gunnar” or the “Placement Agent”) and the investors in the offering, and may be at a discount to the current market price of our common stock. Therefore, the assumed public offering price used throughout this prospectus may not be indicative of the final offering price.

We are also offering to each purchaser of Units that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% of our outstanding common stock immediately following the consummation of this offering, the opportunity to purchase Units consisting of one pre-funded warrant to purchase one share of common stock (“Pre-Funded Warrant”) (in lieu of one share of common stock) and one Warrant. Subject to limited exceptions, a holder of Pre-Funded Warrants will not have the right to exercise any portion of its Pre-Funded Warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, such limit may be increased to up to 9.99%) of the number of common stock outstanding immediately after giving effect to such exercise. Each Pre-Funded Warrant will be exercisable for one share of common stock. The purchase price of each Unit including a Pre-Funded Warrant will be equal to the price per Unit including one share of common stock, minus $0.001, and the remaining exercise price of each Pre-Funded Warrant will equal $0.001 per share. The Pre-Funded Warrants will be immediately exercisable (subject to the beneficial ownership cap) and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. For each Unit including a Pre-Funded Warrant we sell (without regard to any limitation on exercise set forth therein), the number of Units including a share of common stock we are offering will be decreased on a one-for-one basis. The common stock and Pre-Funded Warrants, if any, can each be purchased in this offering only with the accompanying Warrant as part of a Unit, but the components of the Units will immediately separate upon issuance. We are also registering the common stock issuable from time to time upon exercise of the Pre-Funded Warrants and the Warrants included in the Units offered hereby. See “Description of Securities — Description of Securities We Are Offering” in this prospectus for more information.

This offering will terminate on ____________, 2023, unless we decide to terminate the offering (which we may do at any time in our discretion) prior to that date. We will have one closing for all the securities purchased in this offering. The public offering price per Unit will be fixed for the duration of this offering.

Our common stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “INTZ”. On August 23, 2023, the closing sale price of our common stock was $0.75 per share, as reported by Nasdaq.

There is no established trading market for the Units, Pre-Funded Warrants, or the Warrants. We intend to apply to list the Warrants (forming part of the Units offered hereby) on the Nasdaq under the symbol “INTZW.” We do not intend to list the Units or Pre-Funded Warrants on any securities exchange or other trading market. We do not expect an active trading market to develop for the Units or Pre-Funded Warrants. Without an active trading market, the liquidity of these securities will be limited.

We are also seeking to register the issuance of Warrants to purchase 1,133,333 shares of common stock (the “Placement Agent Warrants”) to the Placement Agent (including the common stock forming part of the Units and the common stock underlying the Warrants and Pre-Funded Warrants forming part of the Units) (assuming the Units are only sold to investors introduced by the Placement Agent), as well as 1,133,333 shares of common stock issuable upon exercise by the Placement Agent of the Placement Agent Warrants at an exercise price of $0.9375 per share (125% of public offering price).

There is no minimum number of Units or minimum aggregate amount of proceeds for this offering to close. We expect this offering to be completed not later than two business days following the commencement of this offering and we will deliver all securities to be issued in connection with this offering delivery versus payment (“DVP”)/receipt versus payment (“RVP”)/DWAC upon receipt of investor funds received by the Company. Accordingly, neither we nor the Placement Agent have made any arrangements to place investor funds in an escrow account or trust account since the placement agent will not receive investor funds in connection with the sale of the securities offered hereunder.

We are a “smaller reporting company,” as defined under the U.S. federal securities laws and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.

Investing in our securities is speculative and involves a high degree of risk. You should carefully consider the risk factors beginning on page 12 of this prospectus before investing in our securities.

	Per Unit(1)	Total
Assumed Public Offering Price(2)	$	$
Placement Agent fees(3)(4)	$	$
Proceeds, before expenses, to us	$	$

(1)	Each Unit consists of (i) one share of common stock and one Warrant or one Pre-Funded Warrant (in lieu of one share of common stock) and (ii) one Warrant.

(2)	Calculated based on an assumed offering price of $0.75, which represents the closing sales price on the Nasdaq Capital Market of the registrant’s common stock on August 23, 2023 and assuming no Units with Pre-Funded Warrants are sold in this offering. This amount will decrease by $0.001 for each Unit including a Pre-Funded Warrant sold in this offering.

(3)	The placement agent fees shall equal (i) eight percent (8%) of the gross proceeds of the securities sold by us in this offering to investors introduced by the Placement Agent or (ii) a fee equal to four percent (4%) of the gross proceeds of the securities sold by us in this offering to investors (friends and family) introduced by us. The calculation above is based on the assumption that all shares sold in this offering were to investors introduced by the Placement Agent. Proceeds to the Company will be higher if any shares sold in this offering were to investors introduced by us.

(4)	The Placement Agent will receive compensation in addition to the placement agent fees described above. See “Plan of Distribution” for a description of compensation payable to the Placement Agent.

We have engaged the Placement Agent as our exclusive placement agent to use its reasonable best efforts to solicit offers to purchase our securities in this offering. The Placement Agent has no obligation to purchase any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. Because there is no minimum offering amount required as a condition to closing in this offering the actual public amount, placement agent’s fee, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above and throughout this prospectus. We have agreed to pay the Placement Agent the placement agent fees set forth in the table above and to provide certain other compensation to the Placement Agent. See “Plan of Distribution” beginning on page 43 of this prospectus for more information regarding these arrangements.

We expect to deliver the shares of common stock and Warrants, or Pre-Funded Warrants and Warrants, constituting the Units against payment in New York, New York on or about         , 2023.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Sole Placement Agent

JOSEPH GUNNAR & CO., LLC

The date of this prospectus is _______________, 2023

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ABOUT THIS PROSPECTUS

The registration statement of which this prospectus forms a part that we have filed with the Securities and Exchange Commission, or SEC, includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC before making your investment decision.

You should rely only on the information provided in this prospectus or in a prospectus supplement or any free writing prospectuses or amendments thereto. Neither we nor the placement agent have authorized anyone else to provide you with different information. We do not, and the placement agent and its affiliates do not, take any responsibility for, and can provide no assurance as to the reliability of, any information that others may provide to you. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information in this prospectus is accurate only as of the date hereof, regardless of the time of delivery of this prospectus or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since that date.

We are not, and the placement agent is not, offering to sell or seeking offers to purchase these securities in any jurisdiction where the offer or sale is not permitted. We and the placement agent have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities as to distribution of the prospectus outside of the United States.

Unless the context otherwise requires, references in this prospectus to “Intrusion,” “the Company,” “we,” “us” and “our” refer to Intrusion, Inc. and our subsidiaries. Solely for convenience, trademarks and tradenames referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights, or that the applicable owner will not assert its rights, to these trademarks and tradenames.

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PROSPECTUS SUMMARY

This prospectus summary highlights certain information about our company and other information contained elsewhere in this prospectus or in documents incorporated by reference. This summary does not contain all of the information that you should consider before investing in our securities. You should carefully read this entire prospectus, and our other filings with the SEC, including the following sections, which are either included herein and/or incorporated by reference herein, “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements incorporated by reference herein, before making a decision about whether to invest in our securities.

Company Overview

Our Business

Intrusion, Inc. is a cybersecurity company based in Plano, Texas. We offer our customers access to our exclusive threat intelligence database containing the historical data, known associations, and reputational behavior of over 8.5 billion Internet Protocol (“IP”) addresses. After years of gathering global internet intelligence and working exclusively with government entities, we released INTRUSION Shield, our first commercial product, in 2021.

For the fiscal years ended December 31, 2022 and 2021, we generated revenues of approximately $7,529,000 and $7,277,000, respectively, and reported net loss of approximately $16,229,000 and $18,802,000, respectively, and cash flow used in operating activities of approximately $13,190,000 and $16,557,000, respectively. For the six months ended June 30, 2023 and 2022, we generated revenues of approximately $2,777,000 and $3,893,000, respectively, and reported net loss of approximately $7,863,000 and $8,119,000, respectively, and cash flow used in operating activities of approximately $3,275,000 and $7,125,000, respectively. As noted in our unaudited financial statements, as of June 30, 2023, we had an accumulated deficit of $104,189,000 and working capital deficit of $13,889,000. There is substantial doubt regarding our ability to continue as a going concern as a result of our historical recurring losses from operations, negative cash flows from operations, net working capital deficiency as well as our dependence on equity and debt financings. See “Risk Factors—We have a history of operating losses, our management has concluded that there is substantial doubt about our ability to continue as a going concern and our auditor has included an explanatory paragraph relating to our ability to continue as a going concern in its audit report for the fiscal years ended December 31, 2022 and 2021.”

Our Solutions

INTRUSION Shield™

INTRUSION Shield, our newest cybersecurity solution is a Zero Trust reputation-based Security-as-a-Service (“SaaS”) solution that inspects and kills dangerous network (in and outbound) connections. What makes our approach unique is that INTRUSION Shield evaluates every packet and analyzes the IP addresses (source and destination), as well as domain information and the ports utilized and, when combined with other threat intelligence data reports, blocks malicious connections. Many breaches today are caused by Zero-Day and malware free compromises that may not trigger alarms in a traditional firewall or endpoint solution. INTRUSION Shield’s capabilities are designed to continuously evolve as the threats and landscape change over time. Unlike traditional industry approaches that rely heavily on signatures, complex rules, and human factors mitigation, which malicious actors and nation states have learned to bypass, INTRUSION Shield’s proprietary architecture isolates and neutralizes malicious traffic and network flows that existing solutions are ill equipped to handle.

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In September 2022, we expanded the INTRUSION Shield product line to include the Shield Cloud and Shield End-Point solutions. The initial INTRUSION Shield offering released in early 2021, the Shield On-Premise solution, utilizes hardware and is placed behind a firewall in a data center. Shield Cloud extends the effectiveness of the Shield On-Premise solution to Infrastructure as a Service (IaaS), Platform as a Service (PaaS), SaaS and serverless resources in the public cloud. This product serves as a protective gateway to the cloud, providing both Zero Trust access to, and protecting outbound connections from, virtual hosts and serverless functions within the cloud. Shield Endpoint helps protect the network outside of the corporate enclave and data center to include protection for remote workers, mobile, and cloud devices. This product brings the network protection of the Shield On-Premise to these remote user devices establishing a Zero Trust network, both for intra-organization connectivity and external internet connectivity.

INTRUSION TraceCop®

INTRUSION TraceCop is a big data tool with extensive IP intelligence canvassing the entire internet. It contains what we believe to be the largest existing repository of reputation information on known good and known bad active IP addresses (both IPv4 and IPv6). TraceCop contains an inventory of network selectors and enrichments useful to support forensic investigations. The data contains a history of IPv4 and IPv6 block allocations and transfers, historical mappings of IP addresses to Autonomous Systems (ASNs) as observed through BGP, and approximately one billion historically registered domain names and registration context. TraceCop contains tens of billions of historic DNS resolutions of Fully Qualified Domain Names (FQDNs or hostnames) on each of these domains. Together, the resulting data shows relationships, hosting, and attribution for internet resources. TraceCop also contains web server surveys of content, such as natural language and topic of the content on hundreds of millions of websites and servers and OS fingerprints of services showing applications running on a given IP address. TraceCop also contains a history of threat and reputation for each hostname and IP address over time. All these features combine to create a very effective network forensics and cybersecurity analysis tool.

INTRUSION Savant®

INTRUSION Savant is a network monitoring solution that leverages the rich data available in TraceCop to identify suspicious traffic in real-time. Savant uses several original patents to uniquely characterize and record all network flows. Savant is a network reconnaissance and attack analysis tool used by forensic analysts in the DoD, Federal Government, and corporations with in-house threat research teams. For example, Savant users can create various automated rules to inspect packets matching (or not) certain criteria such as creating a rule to ensure the Source MAC address field in the Ethernet header and Source IP address from the IP header are always the same, failing which could indicate MAC or IP Spoofing in progress. Similarly, threat investigators can create rules using regular expressions to analyze multiple fields in the packet headers.

Our Intellectual Property and Licenses

Our success and our ability to compete are primarily dependent upon our proprietary technology. We principally rely on a combination of contractual rights, trade secrets and copyright laws to establish and protect our proprietary rights in our solutions. In addition, we have received two patents. We have also entered into non-disclosure agreements with our suppliers, resellers, and certain customers to limit access to and disclosure of our proprietary information. There can be no assurance that the steps taken by us to protect our intellectual property will be adequate to prevent misappropriation of our technology or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology, although it would be extremely difficult to replicate the proprietary and comprehensive internet databases we have developed over the past 26 years.

We have entered into software and solution license agreements with various suppliers. These license agreements provide us with additional software and hardware components that add value to our cybersecurity solutions. These license agreements do not provide proprietary rights that are unique or exclusive to us and are generally available to other parties on the same or similar terms and conditions, subject to payment of applicable license fees and royalties. We do not consider any of the solution license, software, or supplier agreements to be material to our business, instead, they are complementary to our business and offerings.

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Our Competition

The market for network and data protection security solutions is intensely competitive and subject to frequent introductions of new technologies, and potentially improved price and performance characteristics. Industry suppliers compete in areas such as conformity to existing and emerging industry standards, interoperability with networking and other cybersecurity solutions, management and security capabilities, performance, price, ease of use, scalability, reliability, flexibility, features and technical support. Our principal competitors in the data mining and advanced persistent threat market include Niksun, NetScout, and Darktrace.

There are numerous companies competing in various segments of the data security market. At this time, we have little or no competitors for TraceCop; however, we believe competitors could emerge in the future. These competitors currently perform only a portion of the functions that we can perform with TraceCop. We have been continuously collecting the TraceCop data for more than twenty years, and we believe that none of our current or future competitors will have the ability to provide and reference this historical data. In our newest market segment, data mining and advanced persistent threat detection, we compete directly and indirectly with companies and open-source technologies in the firewall, intrusion detection and prevention, anti-virus, network analysis, endpoint protection, and insider threat prevention areas of cybersecurity technology.

We believe the INTRUSION Shield product line is novel and unique in our industry because of our proprietary threat-enriched big data. We believe that our INTRUSION Shield family of solutions complement our customer’s existing cybersecurity processes and third-party solutions. If the INTRUSION Shield receives widespread acceptance in the market, we anticipate that other businesses will seek to compete with INTRUSION Shield; however, we believe our existing, mature, and proprietary database which is integral to the operation of INTRUSION Shield will be difficult, if not impossible, for other companies in our industry to replicate and will be a significant barrier to entry of competitors in the near- and long-term future of cyber security solutions.

Our Customers: Government Sales

Sales to U.S. government customers accounted for 65.8% of our revenues for the year ended December 31, 2022, compared to 71.4% of our revenue in 2021. We expect to continue to derive a substantial portion of our revenues from sales to governmental entities in the future as we continue to market our products and data mining products to the government, and we intend to market INTRUSION Shield not only to our long-standing governmental customer base but to expand our efforts to include more traditionally administrative and civilian governmental entities. Sales to government clients present risks in addition to those involved in sales to commercial customers that could adversely affect our revenues, including potential disruption due to irregularities in or interruptions to appropriation and spending patterns, delays in approving a federal budget and the government’s reservation of the right to cancel contracts and purchase orders for its convenience.

We make our sales under purchase orders and contracts. Our customers, including government customers, may cancel their orders or contracts with little or no prior notice and without penalty. Although we transact business with various government entities, we believe that the cancellation of any order in itself could have a material adverse effect on our financial results. Because we derive and expect to continue to derive a substantial portion of our revenue from sales to government entities, a large number of cancelled or renegotiated government orders or contracts could have a material adverse effect on our financial results.

Third-Party Products

We currently utilize commercially available computers and servers from various vendors which we integrate with our software products for implementation into our customer networks. We do not consider any of these third party relationships to be material to the Company’s business or results of operations.

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Customer Services

Our solution sales may include installation, operation of our technology and threat data interpretation and reporting.

Sales, Marketing and Customers

Field Sales Force. Our sales organization focuses on major account sales, channel partners including distributors, value added resellers (VARs) and integrators; promotes our solutions to current and potential customers; and monitors evolving customer requirements. The field sales and technical support force provides training and technical support to our resellers and end users and assists our customers in designing cyber secure data networking solutions. We currently conduct sales and marketing efforts from our principal office in Plano, Texas.

Resellers. Resellers such as domestic and international system integrators and VARs sell our solutions as stand-alone solutions to end users and integrate our solutions with products sold by other vendors into network security systems that are sold to end users. Our field sales force and technical support organization provide support to these resellers. Our agreements with resellers are non-exclusive, and our resellers generally sell other products and solutions that may compete with our solutions. Resellers may place higher priority on products or solutions of other suppliers who are larger and have more name recognition, and there can be no assurance that resellers will continue to sell and support our solutions.

Foreign Sales. Export sales did not account for any revenue in 2022 and 2021.

Marketing. We have implemented several methods to market our solutions, including participation in trade shows and seminars, distribution of sales literature and solution specifications and ongoing communication with our resellers and installed base of end-user customers.

Customers. Our end-user customers include United States (“U.S”) federal government, state and local government entities, large and diversified conglomerates, and manufacturing entities. Sales to certain customers and groups of customers can be impacted by seasonal capital expenditure approval cycles, and sales to customers within certain geographic regions can be subject to seasonal fluctuations in demand.

In 2022, 65.8% of our revenue was derived from a variety of U.S. government entities through direct sales and indirectly through system integrators and resellers. These sales are attributable to seven U.S. Government customers through direct and indirect channels; three U.S government customers individually exceeded 10% of total revenue in 2022. A reduction in our sales to U.S. government entities could have a material adverse effect on our business and operating results if not replaced.

Backlog. We believe that only a small portion of our order backlog is non-cancelable, and that the dollar amount associated with the non-cancelable portion is immaterial. Commercial orders are generally fulfilled within two days to two weeks following receipt of an order. Certain orders may be scheduled over several months, generally not exceeding one year.

Customer Support, Service and Warranty. We service, repair, and provide technical support for our solutions. Our field sales and technical support force works closely with resellers and end-user customers on-site and by telephone to assist with pre- and post- sales support services such as network security design, system installation and technical consulting. By working closely with our customers, our employees increase their understanding of end-user requirements and are then able to provide specific input in our solution development process.

We warrant all our solutions against defects in materials and workmanship for periods ranging from 90 days to 36 months. Before and after expiration of the solution warranty period, we offer both on-site and factory-based support, parts replacement, and repair services. Extended warranty services are separately invoiced on a time and materials basis or under an annual maintenance contract.

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Recent Developments

Amendment to Promissory Notes Issued to Streeterville Capital, LLC

On January 11, 2023, the Company entered into an amendment (the “Amendment”) of certain promissory notes pursuant to the Securities Purchase Agreement dated March 10, 2022 (the Purchase Agreement”), between the Company and Streeterville Capital, LLC, a Utah limited liability company (the “Streeterville”). The Company had previously sold and issued to Streeterville certain promissory notes, dated March 10, 2022 (“Note #1”), and June 29, 2022 (“Note #2”) (collectively, the “Notes”) pursuant to the Purchase Agreement (the Notes and Purchase Agreement collectively referred to as the “Transaction Documents”). The principal purpose of the Amendment was to temporarily defer Streeterville from making redemptions under the Transaction Documents for the period beginning on January 11, 2023, and ending on March 31, 2023, in exchange for a fee equal to 3.75% of the outstanding balance of each of the Notes, and the Amendment made certain other amendments to the Transaction Documents. The fee was added to the outstanding principal balance of each Note as of January 11, 2023.

Issuance of Secured Promissory Note to Streeterville Capital, LLC

On February 23, 2023, the Company entered into a note purchase agreement with Streeterville Capital, LLC (“Streeterville”), pursuant to which, among other things, Streeterville purchased from the Company a secured promissory note (the “Secured Promissory Note”) in the aggregate principal amount of $1.4 million plus certain reimbursed expenses in exchange for $1.3 million to the Company. Under the Secured Promissory Note, the Company shall make principal payments to Streeterville in the amount $50,000 per week each week prior to its maturity on March 31, 2023. No interest accrues on the balance of the Secured Promissory Note prior to maturity. In connection with the issuance of the Secured Promissory Note, the Company and Streeterville also entered into a security agreement, which provides, according to its terms, a security interest in all employee retention credits or other funds, earned, owed or otherwise payable to the Company under the Cares Act

Repayment of Secured Promissory Note of Streeterville Capital, LLC

On March 14, 2023, the Company repaid in full and in advance of the maturity date the Secured Promissory Note with Streeterville Capital, LLC, dated February 23, 2023. The aggregate principal amount of the note was $1.4 million. The Secured Promissory Note was subject to a security agreement which provided a security interest in all employee retention credits (“ERC”) or other funds, earned, owed or otherwise payable to Intrusion under the Cares Act. The Company received payment for the ERC owed to the Company on March 13, 2023.

Amendment to Executive Employment Agreement of Anthony Scott

On March 27, 2023, the Company and Anthony Scott, the President and Chief Executive Officer of the Company, entered into an Amendment to the Executive Employment Agreement, dated December 1, 2021, between the Company and Mr. Scott providing for a temporary reduction of Mr. Scott’s annualized base salary in the amount of $106,250 during the period beginning March 24, 2023, to September 22, 2023, and granted an award of options to purchase 131,715 shares of Common Stock. The options vest one-year from the date of the award and state an exercise price of $1.21 per share.

Deficiency Notice from Nasdaq

On April 28, 2023, the Company received written notice (the “Notice”) from the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that, for the last 30 consecutive business days, the Company’s Market Value of Listed Securities (“MVLS”) was below the minimum of $35 million required for continued listing on the Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(b)(2) (the “Market Value Standard”). The Staff also noted that the Company does not meet the requirements under Nasdaq Listing Rules 5550(b)(1) (Equity Standard) and 5550(b)(3) (Net Income Standard).

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The Notice provided that, in accordance with Nasdaq Listing Rule 5810(c)(3)(C) (the “Compliance Period Rule”), the Company has a period of 180 calendar days from the date of the Notice, or until October 25, 2023 (the “Compliance Date”), to regain compliance with the Market Value Standard. During this period, the Company’s common stock will continue to trade on the Nasdaq Capital Market. If at any time before the Compliance Date the Company’s MVLS closes at or above $35 million for a minimum of 10 consecutive business days as required under the Compliance Period Rule, the Staff will provide written confirmation of compliance and will close the matter.

In the event the Company does not regain compliance with the Market Value Standard by the Compliance Date, the Staff will provide a written notification to the Company that its common stock will be subject to delisting. At that time, the Company may appeal the Staff’s delisting determination to a Hearings Panel (the “Panel”). However, there can be no assurance that, if the Company receives a delisting notice and appeals the delisting determination by the Staff to the Panel, such appeal would be successful.

The Company intends to monitor its MLVS between now and the Compliance Date, and may, if appropriate, evaluate available options to resolve the deficiency under the Market Value Standard and regain compliance with the Market Value Standard. The Company may also try to comply with another Nasdaq listing criteria, such as the one under Nasdaq Listing Rule 5550(b)(1) (Equity Standard). However, there can be no assurance that the Company will be able to regain or maintain compliance with the Nasdaq listing criteria.

Approval of 2023 Employee Stock Purchase Plan

On April 12, 2023, the board of directors of the Company approved the 2023 Employee Stock Purchase Plan (2023 ESPP) to enable its employees to purchase shares of its common stock through voluntary payroll deductions. As of May 16, 2023, a majority of the stockholders of the Company approved the 2023 ESPP.

Approval of Amendment to 2021 Omnibus Stock Incentive Plan

On March 27, 2023, the board of directors of the Company approved an amendment (the “Amendment”) to the 2021 Omnibus Incentive Plan (the “Plan”), which made the following material changes to the Plan (as amended by the Amendment, the “Amended Plan”): (1) permits the Compensation Committee to recognize the existence of special circumstances with the approval of the Board of Directors; and, (2) under such special circumstances, issue awards not otherwise subject to the attainment of a performance criteria to vest during a period less than one (1) year. As of May 16, 2023, a majority of the stockholders of the Company approved the Amended Plan.

Employment Separations – Chief Operating Officer and Chief Strategy Officer

On May 19, 2023, the Company and its Chief Operating Officer, Christopher Duzich, mutually agreed to a separation of employment. Mr. Duzich’s separation of employment was not due to a dispute or disagreement with the Company or its management. Mr. Duzich’s employment as Chief Operating Officer ceased as of the close of business on May 19, 2023. The Company does not intend to fill the Chief Operating Officer role at this time, and Mr. Duzich’s responsibilities will be overseen by other members of the Company’s management team.

On May 19, 2023, the Company and its Chief Strategy Officer, Ross Mandel, mutually agreed to a separation of employment. Mr. Mandel’s separation of employment was not due to a dispute or disagreement with the Company or its management. Mr. Mandel’s employment as Chief Strategy Officer ceased as of the close of business on May 19, 2023. The Company does not intend to fill the Chief Strategy Officer role at this time, and Mr. Mandel’s responsibilities will be overseen by other members of the Company’s management team.

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Forbearance and Standstill – Streeterville Notes

On August 2, 2023, the Company and Streeterville entered into a Forbearance and Standstill Agreement (the “Forbearance Agreement”) under which both parties agreed to extend the maturity date of each Note by 12 months. The maturity date of Note #1 is now September 10, 2024, and the maturity date of Note #2 is now December 29, 2024.

On August 7, 2023, the Company and Streeterville entered into an amendment to the Forbearance Agreement (“Forbearance Amendment”) under which Streeterville will not seek to redeem any portion of either Note for 180 days from the date on which the Company closes on the sale of common stock in a best-efforts public offering (“Qualified Public Offering”) registered under the Securities Act of 1933 for aggregate proceeds of not less than $5,000,000, so long as the Qualified Public Offering occurs on or before October 1, 2023 (the “Standstill”). If a Qualified Public Offering does not occur by October 1, 2023, the Standstill shall not take effect. Upon the expiration of the Standstill, redemption obligations under the Notes would resume, in addition to weekly cash payments to Streeterville in the amount of $50,000.00 due in the aggregate under the Notes via ACH withdrawal.

In consideration of the extension of the maturity dates and the Standstill, the Company entered into a Security Agreement (Exhibit A to the Forbearance Agreement which is an Exhibit to the registration statement of which this prospectus forms a part) with Streeterville, dated August 2, 2023 (the “Security Agreement”), under which Streeterville was granted a first-position security interest in the property described in Schedule A to the Security Agreement (the “Collateral”), subject to dispositions in the ordinary course of such Collateral. The Collateral would include, among other properties and interests, all customer accounts, goods and equipment, inventory, accounts receivable, trademarks, inventions, contract rights, royalties, license rights, cash, deposit accounts, and all other assets, goods and personal property of the Company.

Copies of the Forbearance Agreement and Forbearance Amendment are attached hereto as Exhibits 10.24 and 10.25, respectively, and incorporated herein by reference. The foregoing description of the terms of the Forbearance Agreement and Forbearance Amendment are qualified in their entirety by reference to the full text of the Forbearance Agreement, the Forbearance Amendment, and the Exhibits thereto.

Corporate Information

Intrusion, Inc. was organized in Texas in September 1983 and reincorporated in Delaware in October 1995. On October 9, 2020, our shares of common stock began trading on the Nasdaq Capital Market under the symbol “INTZ.” Our principal executive offices are located at 101 East Park Blvd, Suite 1200, Plano, Texas 75074, and our telephone number is (972) 234-6400. Our corporate website address is www.intrusion.com. The information contained on, or accessible through, our website is not incorporated in, and shall not be part of, this prospectus. TraceCop (“TraceCop™”) and Intrusion Savant (“Intrusion Savant™”) are registered trademarks of Intrusion.

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THE OFFERING

Issuer	Intrusion, Inc.

Securities offered by us

Up to 11,333,333 Units on a best-efforts basis. Each Unit consists of (i) one share of common stock and (ii) one Warrant to purchase one share of common stock (together with the common stock underlying the Warrants).

We are also offering to each purchaser, with respect to the purchase of Units that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% of our outstanding common stock immediately following the consummation of this offering, the opportunity to purchase one Pre-Funded Warrant in lieu of one share of common stock. Subject to limited exceptions, a holder of Pre-Funded Warrants will not have the right to exercise any portion of its Pre-Funded Warrant if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, such limit may be increased to up to 9.99%) of the number of common stock outstanding immediately after giving effect to such exercise. Each Pre-Funded Warrant will be exercisable for one share of common stock. The purchase price per Pre-Funded Warrant will be equal to the price per share of common stock, minus $0.001, and the exercise price of each Pre-Funded Warrant will equal $0.001 per share. The Pre-Funded Warrants will be immediately exercisable (subject to the beneficial ownership cap) and may be exercised at any time in perpetuity until all of the Pre-Funded Warrants are exercised in full.

The Units will not be certificated or issued in stand-alone form. The common stock and/or Pre-Funded Warrants and the Warrants comprising the Units are immediately separable upon issuance and will be issued separately in this offering.

Description of the Warrants and Pre-Funded Warrants	Each Warrant will have an assumed exercise price of $0.825 per share (not less than 110% of the public offering price of each unit sold in this offering), will be exercisable upon issuance and will expire five years from issuance. Each Pre-Funded Warrant will have an exercise price of $0.001 per share, will be immediately exercisable (subject to the beneficial ownership cap) and may be exercised at any time in perpetuity. Each Warrant and Pre-Funded Warrant is exercisable for one share of common stock, subject to adjustment in the event of stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock as described herein. The terms of the Warrants will be governed by a Warrant Agency Agreement, dated as of the closing date of this offering, that we expect to be entered into between us and Computershare Trust Company N.A., or its affiliate (the “Warrant Agent”). This prospectus also relates to the offering of the common stock issuable upon exercise of the Warrants and Pre-Funded Warrants. For more information regarding the Warrants and Pre-Funded Warrants, you should carefully read the section titled “Description of Securities – Description of Securities We are Offering” in this prospectus.

Placement Agent Warrant	The registration statement of which this prospectus is a part also registers for sale warrants to purchase up to 1,133,333 shares of our common stock (5% of the shares of common stock forming part of the Units sold to investors introduced by the Placement Agent in this offering and 5% of the shares of common stock underlying the Pre-Funded Warrants and Warrants forming part of the Units sold in this offering) to be issued to the Placement Agent or its designee, as a portion of the placement agent compensation payable in connection with this offering. Notwithstanding the foregoing, to the extent the Units sold in the offering were sold to investors (friends and family) introduced by us (as listed in Exhibit A to the engagement letter, dated June 19, 2023, between the Placement Agent and us), as amended, we shall only issue to Placement Agent 2.5% of the shares of common stock forming part of the Units sold to investors introduced by the Placement Agent in this offering and 2.5% of the shares of common stock underlying the Pre-Funded Warrants and Warrants forming part of the Units sold in this offering. The warrants will be exercisable at any time, and from time to time, in whole or in part, commencing from the closing of the offering and expiring five (5) years from the commencement of sales of the offering, at an exercise price of $0.9375 (125% of the assumed public offering price of the Units). Please see “Plan of Distribution—Placement Agent Warrants” for a description of these warrants.

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Size of Offering	$8,500,000

Assumed Price Per Unit	$0.75 per Unit including one share of common stock (or $0.749 per Unit including one Pre-Funded Warrant in lieu of one share of common stock)

Common stock outstanding prior to this offering (1)	23,034,904 shares

Common stock to be outstanding after this offering (1)	Up to approximately 34,368,237 shares (assuming no issuance of Pre-Funded Warrants and no exercise of Common Warrants offered in this offering).

Use of proceeds	Assuming the maximum number of Units are sold in this offering at an assumed public offering price of $0.75 per Unit, which represents the closing price of our common stock on Nasdaq on August 23, 2023, and assuming no issuance of Units including Pre-Funded Warrants in connection with this offering or exercise of the Warrants offered in this offering, we estimate the net proceeds of the offering will be approximately $7,509,578, after deducting cash expenses relating to this offering payable by us estimated at approximately $990,422, including Placement Agent fees (assuming all investors were introduced by the Placement Agent) of approximately $860,000 and offering expenses of $130,422. However, this is a best-efforts offering with no minimum number of securities or amount of proceeds as a condition to closing, and we may not sell all or any of these securities offered pursuant to this prospectus; as a result, we may receive significantly less in net proceeds. We expect to use the net proceeds from this offering for working capital and general corporate purposes; provided, however, to the extent we receive gross proceeds greater than or equal to $7,500,000, we may use net proceeds to repay up to $1,000,000 of outstanding indebtedness to Streeterville Capital, LLC. It is possible that, pending their use, we may invest the net proceeds in a way that does not yield a favorable, or any, return for us. See “Use of Proceeds.” Our management will have broad discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the net proceeds from this offering. See “Risk Factors” for a discussion of certain risks that may affect our intended use of the net proceeds from this offering.

Listing	Our common stock currently trades on the Nasdaq Capital Market under the symbol “INTZ”. We intend to apply to list our Warrants on the Nasdaq Capital Market under the symbol “INTZW”. We do not intend to list the Units or Pre-Funded Warrants offered hereunder on any stock exchange.

Risk factors	An investment in our securities is highly speculative and involves a significant degree of risk. See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our securities.

Best Efforts Offering	We have agreed to offer and sell the securities offered hereby to the purchasers through the Placement Agent. The Placement Agent is not required to buy or sell any specific number or dollar amount of the securities offered hereby, but it will use its reasonable best efforts to solicit offers to purchase the securities offered by this prospectus. See “Plan of Distribution” on page 43 of this prospectus.

(1)	The number of shares of common stock to be outstanding after this offering is based on 23,034,904 shares of common stock outstanding as of August 23, 2023, but excludes the following as of such date.

•	1,212,593 shares of common stock issuable upon the exercise of outstanding warrants at weighted average exercise price of $5.22 per share;

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•	1,013,094 shares of common stock issuable upon the exercise of outstanding stock options at weighted average exercise price of $3.12 per share;

•	1,638,496 shares of common stock in aggregate reserved for issuance under our 2015 Stock Incentive Plan and 2021 Omnibus Incentive Plan;

•	239,757 shares of common stock underlying restricted stock awards outstanding; and

•	1,133,333 shares of common stock underlying the warrants to be issued to the Placement Agent in connection with this offering.

Unless otherwise indicated, this prospectus reflects and assumes the following:

•	no sale of Pre-Funded Warrants in this offering, which, if sold, would reduce the number of common stock that we are offering on a one-for-one basis; and

•	no exercise of the Warrants issued in this offering.

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RISK FACTORS

Investing in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the specific risk factors discussed in the sections entitled “Risk Factors” contained in our annual report on Form 10-K for the fiscal year ended December 31, 2022 under the heading “Item 1A. Risk Factors,” and as described or may be described in any subsequent quarterly report on Form 10-Q under the heading “Item 1A. Risk Factors,” as well as in any applicable prospectus supplement and contained or to be contained in our filings with the SEC and incorporated by reference in this prospectus, together with all of the other information contained in this prospectus, or any applicable prospectus supplement. For a description of these reports and documents, and information about where you can find them, see “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.” If any of the risks or uncertainties described in our SEC filings or any prospectus supplement or any additional risks and uncertainties actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that case, the trading price of our securities could decline and you might lose all or part of the value of your investment.

Risk Related to our Business

We have a history of operating losses, our management has concluded that there is substantial doubt about our ability to continue as a going concern and our auditor has included an explanatory paragraph relating to our ability to continue as a going concern in its audit report for the fiscal years ended December 31, 2022 and 2021.

To date, we have not been profitable and have incurred significant losses and cash flow deficits. For the fiscal years ended December 31, 2022 and 2021, we have reported net loss of approximately $16,229,000 and $18,802,000, respectively, and cash flow used in operating activities of approximately $13,190,000 and $16,557,000, respectively. For the six months ended June 30, 2023 and 2022, we have reported net loss of approximately $7,863,000 and $8,119,000, respectively, and cash flow used in operating activities of approximately $3,275,000 and $7,125,000, respectively. As noted in our unaudited financial statements, as of June 30, 2023, we had an accumulated deficit of $104,189,000 and working capital deficit of $13,889,000. Our management has concluded that our historical recurring losses from operations, negative cash flows from operations, working capital deficiency as well as our dependence on equity and debt financings raise substantial doubt about our ability to continue as a going concern and our auditor has included an explanatory paragraph relating to our ability to continue as a going concern in its audit report for the fiscal years ended December 31, 2022 and 2021.

Our financial statements do not include any adjustments that might result from the outcome of this uncertainty. These adjustments would likely include substantial impairment of the carrying amount of our assets and potential contingent liabilities that may arise if we are unable to fulfill various operational commitments. In addition, the value of our securities, including common stock issued in this offering, would be greatly impaired. Our ability to continue as a going concern is dependent upon generating sufficient cash flow from operations and obtaining additional capital and financing, including funds to be raised in this offering. If our ability to generate cash flow from operations is delayed or reduced and we are unable to raise additional funding from other sources, we may be unable to continue in business even if this offering is successful.

We may require additional funding for our growth plans, and such funding may result in a dilution of your investment.

We attempted to estimate our funding requirements in order to implement our growth plans. If the costs of implementing such plans should exceed these estimates significantly or if we come across opportunities to grow through expansion plans which cannot be predicted at this time, and our funds generated from our operations prove insufficient for such purposes, we may need to raise additional funds to meet these funding requirements.

These additional funds may be raised by issuing equity or debt securities or by borrowing from banks or other resources. We cannot assure you that we will be able to obtain any additional financing on terms that are acceptable to us, or at all. If we fail to obtain additional financing on terms that are acceptable to us, we will not be able to implement such plans fully if at all. Such financing even if obtained, may be accompanied by conditions that limit our ability to pay dividends or require us to seek lenders’ consent for payment of dividends, or restrict our freedom to operate our business by requiring lender’s consent for certain corporate actions.

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Further, if we raise additional funds by way of a rights offering or through the issuance of new shares, any shareholders who are unable or unwilling to participate in such an additional round of fund raising may suffer dilution in their investment.

Risks Related to This Offering and Ownership of Our Securities

Our common stock may be delisted from The Nasdaq Capital Market if we cannot maintain compliance with Nasdaq’s continued listing requirements.

Our common stock is listed on the Nasdaq Capital Market.  There are a number of continued listing requirements that we must satisfy in order to maintain our listing on the Nasdaq Capital Market.

On April 28, 2023, the Company received written notice (the “Notice”) from the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that, for the last 30 consecutive business days, the Company’s Market Value of Listed Securities (“MVLS”) was below the minimum of $35 million required for continued listing on the Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(b)(2) (the “Market Value Standard”). The Staff also noted that the Company does not meet the requirements under Nasdaq Listing Rules 5550(b)(1) (Equity Standard) and 5550(b)(3) (Net Income Standard).

The Notice provided that, in accordance with Nasdaq Listing Rule 5810(c)(3)(C) (the “Compliance Period Rule”), the Company has a period of 180 calendar days from the date of the Notice, or until October 25, 2023 (the “Compliance Date”), to regain compliance with the Market Value Standard. During this period, the Company’s common stock will continue to trade on the Nasdaq Capital Market. If at any time before the Compliance Date the Company’s MVLS closes at or above $35 million for a minimum of 10 consecutive business days as required under the Compliance Period Rule, the Staff will provide written confirmation of compliance and will close the matter.

In the event the Company does not regain compliance with the Market Value Standard by the Compliance Date, the Staff will provide a written notification to the Company that its common stock will be subject to delisting. At that time, the Company may appeal the Staff’s delisting determination to a Hearings Panel (the “Panel”). However, there can be no assurance that, if the Company receives a delisting notice and appeals the delisting determination by the Staff to the Panel, such appeal would be successful.

The Company intends to monitor its MLVS between now and the Compliance Date, and may, if appropriate, evaluate available options to resolve the deficiency under the Market Value Standard and regain compliance with the Market Value Standard. The Company may also try to comply with another Nasdaq listing criteria, such as the one under Nasdaq Listing Rule 5550(b)(1) (Equity Standard). However, there can be no assurance that the Company will be able to regain or maintain compliance with the Nasdaq listing criteria.

In addition, we cannot assure you our securities will meet the continued listing requirements to be listed on Nasdaq in the future. If Nasdaq delists our common stock from trading on its exchange, we could face significant material adverse consequences including:

•	a limited availability of market quotations for our securities;
•	a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules and possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock;
•	a limited amount of news and analyst coverage for our company; and
•	a decreased ability to issue additional securities or obtain additional financing in the future.

If we fail to maintain compliance with all applicable continued listing requirements for the Nasdaq Capital Market and Nasdaq determines to delist our common stock, the delisting could adversely affect the market liquidity of our common stock, our ability to obtain financing to repay debt and fund our operations.

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We could fail to maintain compliance with any Nasdaq listing requirements, which could negatively affect the market price of our common stock, our liquidity and our ability to raise capital.

Currently, our common stock trades on the Nasdaq Capital Market. We intend to apply to list our Warrants on the Nasdaq under the symbol “INTZW”. If we fail to maintain compliance with any Nasdaq listing requirements, our common stock and/or Warrants could be delisted from the Nasdaq Capital Market. This could severely limit the liquidity of our common stock and/or Warrants and your ability to sell the common stock and/or Warrants on the secondary market.

The best-efforts structure of this offering may have an adverse effect on our business plan.

The Placement Agent is offering the securities in this offering on a “best-efforts” basis. The Placement Agent is not required to purchase any securities, but will use its best efforts to sell the securities offered. As a “best-efforts” offering, there can be no assurance that the offering contemplated hereby will ultimately be consummated or will result in any proceeds being made available to us. The success of this offering will impact our ability to use the proceeds to execute our business plan. We may have insufficient capital to implement our business plan, potentially resulting in greater operating losses unless we are able to raise the required capital from alternative sources. There is no assurance that alternative capital, if needed, would be available on terms acceptable to us, or at all.

Future sales of our common stock may depress our share price.

As of August 23, 2023, we had 23,034,904 shares of our common stock outstanding. Sales of a number of shares of common stock in the public market or issuances of additional shares pursuant to the exercise of our outstanding warrants, or the expectation of such sales or exercises, could cause the market price of our common stock to decline. We may also sell additional shares of common stock or securities convertible into or exercisable or exchangeable for common stock in subsequent public or private offerings or other transactions, which may adversely affect the market price of our common stock.

Our stockholders may experience substantial dilution in the value of their investment if we issue additional shares of our capital stock.

Our charter allows us to issue up to 80,000,000 shares of our common stock and up to 5,000,000 shares of preferred stock. To raise additional capital, we may in the future sell additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that are lower than the prices paid by existing stockholders, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders, which could result in substantial dilution to the interests of existing stockholders.

Our management will have broad discretion over the use of the net proceeds from this offering, you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Other than amounts required to be paid to certain lenders, our management will have broad discretion as to the use of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest the net proceeds in a way that does not yield a favorable, or any, return for us.

The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

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If you purchase our Units (of which common stock forms a part) in this Offering, you will experience immediate and substantial dilution in the net tangible book value of your shares of common stock (if you exercise the Warrants or the Pre-Funded Warrants). In addition, we may issue additional equity or convertible debt securities in the future, which may result in additional dilution to investors.

Because the price per share of our common stock in the Unit being offered hereunder is higher than the pro forma as-adjusted net tangible book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this Offering.

Based on an assumed offering price of $0.75 per Unit, and the net tangible book value per share of our common stock of ($0.47) as of June 30, 2023, if you purchase Units in this offering you will suffer dilution of $0.84 per share with respect to the net tangible book value per share of the common stock, which will be ($0.09) per share following the offering on a pro forma as adjusted basis (attributing no value to the Warrants). See the section of this prospectus entitled “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase our Units in this offering.

This offering may cause the trading price of our common stock to decrease.

The number of shares of common stock underlying the securities we propose to issue and ultimately will issue if this offering is completed, may result in an immediate decrease in the market price of our common stock. This decrease may continue after the completion of this offering. We cannot predict the effect, if any, that the availability of shares for future sale represented by the Warrants and Pre-Funded Warrants issued in connection with the offering will have on the market price of our common stock from time to time.

Holders of Pre-Funded Warrants and Warrants will have no rights as a common stockholder until such holders exercise their Warrants and Pre-Funded Warrants, respectively, and acquire our common stock, except as set forth in the Pre-Funded Warrants and Warrants.

Until holders of Warrants and Pre-Funded Warrants acquire shares of our common stock upon exercise of the Warrants and Pre-Funded Warrants, as the case may be, holders of Warrants and Pre-Funded Warrants will have no rights with respect to the shares of our common stock underlying such Warrants and Pre-Funded Warrants, except as set forth in the Pre-Funded Warrants and Warrants. Upon exercise of the Warrants and Pre-Funded Warrants, the holders thereof will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

Absence of a public trading market for the Pre-Funded Warrants may limit your ability to resell the Pre-Funded Warrants.

There is no established trading market for the Pre-Funded Warrants to be issued pursuant to this offering, and they will not be listed for trading on Nasdaq or any other securities exchange or market, and the Pre-Funded Warrants may not be widely distributed. Purchasers of the Pre-Funded Warrants may be unable to resell the Pre-Funded Warrants or sell them only at an unfavorable price for an extended period of time, if at all.

The market price of our common stock may never exceed the exercise price of the Warrants issued in connection with this offering.

The Warrants being issued in connection with this offering become exercisable upon issuance and will expire in five years, from the date of issuance. The market price of our common stock may never exceed the exercise price of the Warrants prior to their date of expiration. Any Warrants not exercised by their date of expiration will expire worthless and we will be under no further obligation to the Warrant holder.

The Warrants and Pre-Funded Warrants contain features that may reduce your economic benefit from owning them.

For so long as you continue to hold Warrants and Pre-Funded Warrants, you will not be permitted to enter into any short sale or similar transaction with respect to our common stock. This could prevent you from pursuing investment strategies that could provide you greater financial benefits from owning the Warrants and Pre-Funded Warrants.

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Since the Warrants and Pre-Funded Warrants are executory contracts, they may have no value in a bankruptcy or reorganization proceeding.

In the event a bankruptcy or reorganization proceeding is commenced by or against us, a bankruptcy court may hold that any unexercised Pre-Funded Warrants are executory contracts that are subject to rejection by us with the approval of the bankruptcy court. As a result, holders of the Pre-Funded Warrants may, even if we have sufficient funds, not be entitled to receive any consideration for their Warrants or may receive an amount less than they would be entitled to if they had exercised their Pre-Funded Warrants prior to the commencement of any such bankruptcy or reorganization proceeding.

Proposed legislation in the U.S. Congress, including changes in U.S. tax law, and the Inflation Reduction Act of 2022 may adversely impact us and the value of the Common Stock, the Warrants, and the Pre-Funded Warrants forming a part of the Units being offered, and the Common Stock underlying such Warrants and Pre-Funded Warrants.

Changes to U.S. tax laws (which changes may have retroactive application) could adversely affect us or holders of the Common Stock, the Warrants, and the Pre-Funded Warrants forming a part of the Units being offered, or the Common Stock underlying such Warrants and Pre-Funded Warrants. In recent years, many changes to U.S. federal income tax laws have been proposed and made, and additional changes to U.S. federal income tax laws are likely to continue to occur in the future.

The U.S. Congress is currently considering numerous items of legislation which may be enacted prospectively or with retroactive effect, which legislation could adversely impact our financial performance and the value of the Common Stock, the Warrants, and the Pre-Funded Warrants forming a part of the Units being offered, or the Common Stock underlying such Warrants and Pre-Funded Warrants. Additionally, states in which we operate or own assets may impose new or increased taxes. If enacted, most of the proposals would be effective for the current or later years. The proposed legislation remains subject to change, and its impact on us and holders of the Common Stock, the Warrants, and the Pre-Funded Warrants forming a part of the Units being offered, or the Common Stock underlying such Warrants and Pre-Funded Warrants is uncertain.

In addition, the Inflation Reduction Act of 2022 includes provisions that will impact the U.S. federal income taxation of corporations. Among other items, this legislation includes provisions that will impose a minimum tax on the book income of certain large corporations and an excise tax on certain corporate stock repurchases that would be imposed on the corporation repurchasing such stock. It is unclear how this legislation will be implemented by the U.S. Department of the Treasury and we cannot predict how this legislation or any future changes in tax laws might affect us or holders of the Common Stock, the Warrants, and the Pre-Funded Warrants forming a part of the Units being offered, or the Common Stock underlying such Warrants and Pre-Funded Warrants.

Purchasers who purchase our securities in this offering pursuant to a securities purchase agreement may have rights not available to purchasers that purchase without the benefit of a securities purchase agreement.

In addition to rights and remedies available to all purchasers in this offering under federal securities and state law, the purchasers that enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. The ability to pursue a claim for breach of contract provides those investors with the means to enforce the covenants uniquely available to them under the securities purchase agreement. Additionally, in connection with this offering, we may agree to amend the terms of certain of our outstanding warrants held by certain significant purchasers in this offering who will enter into the securities purchase agreement. Any such amendments may, among other things, decrease the exercise prices to be the same as the exercise prices of the Warrants offered in this offering, or increase the term of exercise of those warrants.

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General Risk Factors

The Warrant and Pre-Funded Warrant (forming part of a Unit) provides that state or federal court located within the state of Delaware will be the sole and exclusive forum for substantially all disputes between us and our shareholders, which could limit its stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or other employees.

Section 5 of the Warrant and Pre-Funded Warrant (forming part of a Unit) provides that “[e]ach party agrees that all legal proceedings concerning the interpretations, enforcement, and defense of the transactions contemplated by this Warrant (whether brought against a party hereto or their respective affiliates, directors, officers, shareholders, partners, members, employees, or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action, or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action, or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action, or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Warrant and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.”

However, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. In addition, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, the exclusive forum provisions will not apply to suits brought to enforce any duty or liability created by the Securities Act or any other claim for which the federal and state courts have concurrent jurisdiction, and you will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Therefore, this provision would not apply to suits brought to enforce a duty or liability created by the Securities Act, Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction.

The exclusive forum provision in the Warrant and Pre-Funded Warrant will not relieve us of our duty to comply with the federal securities laws and the rules and regulations thereunder, and shareholders will not be deemed to have waived our compliance with these laws, rules and regulations.

This exclusive forum provision may limit a shareholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us or our directors, officers or other employees. In addition, shareholders who do bring a claim in the state or federal court in the State of Delaware could face additional litigation costs in pursuing any such claim, particularly if they do not reside in or near Delaware. The state or federal court of the State of Delaware may also reach different judgments or results than would other courts, including courts where a shareholder would otherwise choose to bring the action, and such judgments or results may be more favorable to us than to our shareholders. However, the enforceability of similar exclusive forum provisions in other companies’ Warrants have been challenged in legal proceedings, and it is possible that a court could find this type of provision to be inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings. If a court were to find the exclusive forum provision contained in the Warrant and Pre-Funded Warrant to be inapplicable or unenforceable in an action, we might incur additional costs associated with resolving such action in other jurisdictions.

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By purchasing Units in this offering, you are bound by the fee-shifting provision contained in the Warrants and Pre-Funded Warrants forming part of the Units, which may discourage you to pursue actions against us and could discourage shareholder lawsuits that might otherwise benefit the Company and its shareholders.

Section 5 of the Warrants and Pre-Funded Warrants provides that “[i]f either party shall commence an action, suit or proceeding to enforce any provisions of this Warrant, the prevailing party in such action, suit, or proceeding shall be reimbursed by the other party for their reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation, and prosecution of such action or proceeding.”

NOTWITHSTANDING, THE FEE SHIFTING PROVISION CONTAINED IN THE RESTATED CERTIFICATE OF INCORPORATION, WARRANTS AND PRE-FUNDED WARRANTS WOULD NOT APPLY TO “INTERNAL CORPORATE CLAIMS” AS DEFINED IN SECTION 109(B) OF THE DELAWARE GENERAL CORPORATION LAW.

The phrase “attorneys fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding” means the fees and expenses of counsel to the Company and any other parties asserting a claim subject to Section 5 of Warrants and Pre-Funded Warrants, which may include printing, photocopying, duplicating and other expenses, air freight charges, and fees billed for law clerks, paralegals and other persons not admitted to the bar but performing services under the supervision of an attorney, and the costs and fees incurred in connection with the enforcement or collection of any judgment obtained in any such proceeding.

We adopted the fee-shifting provision to eliminate or decrease nuisance and frivolous litigation. We intend to apply the fee-shifting provision broadly to all actions except for claims brought under the Exchange Act and Securities Act.

There is no set level of recovery required to be met by a plaintiff to avoid payment under this provision. Instead, whoever is the prevailing party is entitled to recover the reasonable attorneys’ fees, costs and expenses incurred in connection with the prosecution or defense of such action. Any party who brings an action, and the party against whom such action is brought under Section 5 of Warrants and Pre-Funded Warrants, which could include, but is not limited to former and current shareholders, Company directors, officers, affiliates, legal counsel, expert witnesses and other parties, are subject to this provision. Additionally, any party who brings an action, and the party against whom such action is brought under Section 5 of Warrants and Pre-Funded Warrants, which could include, but is not limited to former and current shareholders, Company directors, officers, affiliates, legal counsel, expert witnesses and other parties, would be able to recover fees under this provision.

In the event you initiate or assert a claim against us, in accordance with the dispute resolution provisions contained in Section 5 of Warrants and Pre-Funded Warrants, and you do not, in a judgment prevail, you will be obligated to reimburse us for all reasonable costs and expenses incurred in connection with such claim, including, but not limited to, reasonable attorney’s fees and expenses and costs of appeal, if any. Additionally, this provision in Section 5 of Warrants and Pre-Funded Warrants could discourage shareholder lawsuits that might otherwise benefit the Company and its shareholders.

THE FEE SHIFTING PROVISION CONTAINED IN SECTION 5 OF WARRANTS AND PRE-FUNDED WARRANTS IS NOT INTENDED TO BE DEEMED A WAIVER BY ANY HOLDER OF COMMON STOCK OF THE COMPANY’S COMPLIANCE WITH THE U.S. FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER. THE FEE SHIFTING PROVISION CONTAINED IN THE RESTATED CERTIFICATE OF INCORPORATION, WARRANTS AND PRE-FUNDED WARRANTS DO NOT APPLY TO CLAIMS BROUGHT UNDER THE EXCHANGE ACT AND SECURITIES ACT.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which statements involve substantial risks and uncertainties. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these words or other similar terms or expressions. Forward-looking statements contained in this prospectus include, but are not limited to, such statements. Factors that may cause actual results to differ materially from current expectations, which we describe in more detail in our Annual Report on Form 10-K for the year ended December 31, 2022 and our subsequently filed Quarterly Reports on Form 10-Q, include, but are not limited to:

•	that to improve our financial performance, we must increase our revenue levels;

•	our ability to continue our business as a going concern;

•	our business, sales, and marketing strategies and plans;

•	our ability to successfully market, sell, and deliver our INTRUSION Shield commercial product and solutions to an expanding customer base;

•	our INTRUSION Shield solution failing to perform as expected or us being unable to meet our customers’ needs or to achieve market acceptance;

•	our ability to consummate future financings;

•	scarcity of products and materials in the supply chain;

•	our ability to attract new employees and to retain key management and technical personnel;

•	effects of the coronavirus on the U.S. and global economies;

•	customer concentration including many U.S. government entities;

•	technological changes in the network security industry;

•	intense competition from both start-up and established companies;

•	potential conflict of your interests with the interests of our larger stockholders;

•	technical or other errors with our products;

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•	actual or threatened litigation and governmental investigations and the costs and efforts spent to defend against such litigation and investigations;

•	a breach of network security;

•	our ability to protect our intellectual property and the cost associated with defending claims of infringement; and

•	our intended use of the net proceeds from this offering.

You should not rely on forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, and operating results.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this prospectus. While we believe that such information provides a reasonable basis for these statements, that information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements.

The forward-looking statements made in this prospectus only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect new information or the occurrence of unanticipated events, except as required by law.

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USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $7,509,578 (assuming the sale of all the Units offered hereby at the assumed public offering price of $0.75 per Unit, which represents the closing sale price of our Common Stock on Nasdaq on August 23, 2023, and assuming no issuance of Pre-Funded Warrants and no exercise of the Warrants issued in connection with this offering), after deducting cash expenses relating to this offering payable by us estimated at approximately $990,422, including Placement Agent fees (assuming all investors were introduced by the Placement Agent) of approximately $860,000 and offering expenses of $130,422. The following presents our use of proceeds if 100%, 75%, 50% or 25% of the Units are sold.

	100% of Units Sold	% of Total	75% of Units Sold	% of Total	50% of Units Sold	% of Total	25% of Units Sold	% of Total
Gross Proceeds from Offering	$8,500,000		$6,375,000		$4,250,000		$2,125,000

Use of Proceeds
Placement Agent Fees and Expenses	$860,000	10.1%	$668,750	10.5%	$477,500	11.2%.	$286,250	13.5%
Offering Expenses	$130,422	1.5%	$130,422	2.0%	$130,422	3.1%	$130,422	6.1%
General Corporate	$6,509,578	76.6%	$5,575,828	87.5%	$3,642,078	85.7%	$1,708,328	80.4%
Repayment of Promissory Notes	$1,000,000	11.8%	$–	–%	$–			–%
Total Use of Proceeds	$8,500,000	100.0%	$6,375,000	100.0%	$4,250,000	100.0%	$2,125,000	100.0%

We intend to use the net proceeds from the offering for working capital and general corporate purposes, which may include research and development expenses, capital expenditures, working capital and general and administrative expenses, and potential acquisitions of or investments in businesses, products and technologies that complement our business, although we have no present commitments or agreements to make any such acquisitions or investments as of the date of this prospectus.

We expect to use the net proceeds from this offering for working capital and general corporate purposes; provided, however, to the extent we receive gross proceeds greater than or equal to $7,500,000, we may use net proceeds to repay up to $1,000,000 of principal and interest on certain notes (Notes #1 and #2) of Streeterville Capital, LLC. As of August 18, 2023, the outstanding principal and accrued interest on Notes #1 and #2 in the amount of $4.5 million and $6.0 million, respectively. Each of Notes #1 and 2 have a 7% interest rate and the maturity date of Note #1 has been extended to September 10, 2024, while the maturity date of Note #2 has been extended to December 29, 2024.

Our management will have broad discretion as to the allocation of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of commencement of this offering.

Each $1.00 increase (decrease) in the assumed public offering price of $0.75 per unit would increase (decrease) the net proceeds to us from this offering by $10.4 million, assuming the number of units offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 1.0 million in the number of units offered by us would increase (decrease) the net proceeds to us from this offering by approximately $0.7 million, assuming the assumed public offering price remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We do not expect that a change in the public offering price or the number of units by these amounts would have a material effect on our uses of the proceeds from this offering, although it may accelerate the time at which we will need to seek additional capital.

We will not receive any proceeds from the sale of common stock issuable upon exercise of the Warrants unless and until such Warrants are exercised for cash. If all of the Warrants sold in this offering were to be exercised in cash at the exercise price of $0.825 per share of common stock, we would receive additional net proceeds of approximately $9.4 million. We cannot predict when or if these Warrants will be exercised. It is possible that these Warrants may expire and may never be exercised. We expect to use any proceeds we receive from the exercise of Warrants for substantially the same purposes and in substantially the same manner. Pending these uses, we intend to invest the funds in short-term, investment grade, interest-bearing securities. It is possible that, pending their use, we may invest the net proceeds in a way that does not yield a favorable, or any, return for us.

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CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2023 on an actual basis.

You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our condensed consolidated financial statements and related notes appearing in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2023; and our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which are incorporated by reference in this prospectus.

As of June 30, 2023
(in thousands, except par value amounts)	Actual
(Unaudited)
Cash and cash equivalents	$300

Long term debt	$171

Stockholders’ equity:
Preferred stock, $0.01 par value; 5,000 shares authorized	–
Common stock, $0.01 par value; 80,000 shares authorized and 22,442 shares outstanding, actual	224
Common stock held in treasury, at cost – 10 shares	(362)
Additional paid-in capital	94,049
Accumulated deficit	(104,189)
Accumulated other comprehensive loss	(43)
Total stockholders’ deficit	(10,321)
Total capitalization	$(10,150)

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DETERMINATION OF OFFERING PRICE

The final offering price of the securities we are offering, and the exercise price of the Warrants included in the units that we are offering, will be negotiated among us, the placement agent and the investors in the offering based on the trading of our shares of common stock prior to the offering, among other things. Other factors considered in determining the public offering price of the securities we are offering, as well as the exercise price of the Warrants included in the units that we are offering include:

●	the information in this prospectus and otherwise available to us, including our financial information;

●	the history and the prospects for the industry in which we compete;

●	the ability of our management;

●	the prospects for our future earnings;

●	the present state of our development and our current financial condition;

●	the general condition of the economy and the securities markets in the United States at the time of this offering;

●	the market price of our common stock listed on the Nasdaq Capital Market;

●	the recent market prices of, and the demand for, publicly-traded securities of generally comparable companies; and

●	other factors as were deemed relevant.

Therefore, the assumed public offering price used throughout this prospectus may not be indicative of the final offering price.

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MARKET PRICE AND DIVIDEND POLICY

Our shares of common stock are currently quoted on The Nasdaq Capital Market under the symbol “INTZ”. We intend to apply to list the Warrants on the Nasdaq under the symbol “INTZW.” On August 23, 2023, the last reported sales price of our common stock on Nasdaq was $0.75.

Holders of Record

As of August 23, 2023, we had approximately 86 holders of record of our common stock. Because many of our shares of common stock are held by brokers and other institutions on behalf of stockholders, this number is not indicative of the total number of stockholders represented by these stockholders of record.

Dividends

We have not declared or paid dividends to stockholders since inception and do not plan to pay cash dividends in the foreseeable future. We currently intend to retain earnings, if any, to finance our growth.

Recent Sales of Unregistered Securities

During the three fiscal years and interim period preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act. No underwriters were involved in the sales and the certificates representing the securities sold and issued contain legends restricting transfer of the securities without registration under the Securities Act or an applicable exemption from registration.

On May 24, 2022, the Company issued 75,188 shares of its common stock pursuant to a transaction that qualified under section 4(2) as a transaction exempt from the registration requirements of the Securities Act of 1933, as amended. These shares were issued to Purple Plaza, LLC, as partial consideration for a confidential settlement agreement between the Company and Purple Plaza.

On November 21, 2022, the Company issued 31,746 shares of its common stock to Anthony Scott, our Chief Executive Officer and President, in exchange for $100,000, pursuant to the terms of a Stock Purchase Agreement, dated November 21, 2022, between the Company and Anthony Scott, that qualified under section 4(2) as a transaction exempt from the registration requirements of the Securities Act of 1933, as amended.

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DILUTION

If you invest in our Units (comprised of our common stock or Pre-Funded Warrants and Warrants) in this offering, your interest will be diluted to the extent of the difference between the assumed public offering price per share of common stock (which forms a part of a Unit) and the pro forma net tangible book value per share of our common stock immediately after this offering. As of June 30, 2023, our net tangible book value was approximately ($10,451,034), or ($0.47) per share. Net tangible book value per share represents our total tangible assets less our total liabilities, divided by the number of shares of common stock.

Net tangible book value dilution per share of common stock in each Unit to new investors represents the difference between the amount per share of common stock in each Unit paid by purchasers in this offering and the pro forma net tangible book value per share of our common stock immediately after the completion of this offering.

Based on the initial offering price of $0.75 per one share of common stock in a Unit, on an as adjusted basis as of June 30, 2023, after giving effect to the offering of shares of common stock and the application of the related net proceeds, our net tangible book value would be:

(i) ($2,941,456), or ($0.09) per share of common stock, assuming the sale of 100% of the shares offered (11,333,333 shares of common stock underlying units) with net proceeds in the amount of $7,509,578 after deducting estimated broker commissions of $860,000 and estimated offering expenses of $130,422;

(ii) ($4,875,206), or ($0.16) per share of common stock, assuming the sale of 75% of the units offered (8,500,000 shares of common stock underlying units) with net proceeds in the amount of $5,575,828 after deducting estimated broker commissions of $668,750 and estimated offering expenses of $130,422;

(iii) ($6,808,956), or ($0.24) per share per share of common stock, assuming the sale of 50% of the shares offered (5,666,666 shares of common stock underlying units) with net proceeds in the amount of $3,642,078 after deducting estimated broker commissions of $477,500 and estimated offering expenses of $130,422; and

(iv) ($8,742,706), or ($0.35) per share of common stock, assuming the sale of 25% of the shares offered (2,833,333 shares of common stock underlying units) with net proceeds in the amount of $1,708,328 after deducting estimated broker commissions of $286,250 and estimated offering expenses of $130,422.

Purchasers of units (comprised of our common stock or Pre-Funded Warrants and Warrants) will experience immediate and substantial dilution in net tangible book value per share for financial accounting purposes, as illustrated in the following table on an approximate dollar per share basis, depending upon whether we sell 100%, 75%, 50%, or 25% of the units being offered in this offering:

Percentage of offering units sold	100%	75%	50%	25%
Assumed offering price per unit	$0.75	$0.75	$0.75	$0.75
Net tangible book value per share of common stock before this offering	(0.47)	(0.47)	(0.47)	(0.47)
Increase in net tangible book value per share attributable to new investors	0.38	0.31	0.23	0.12
Pro forma net tangible book value per share after this offering	(0.09)	(0.16)	(0.24)	(0.35)
Immediate dilution in net tangible book value per share to new investors	$0.84	$0.91	$0.99	$1.10

The foregoing illustration also does not reflect the dilution that would result from the exercise of any of the Pre-Funded Warrants or Warrants sold in the offering.

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The following tables sets forth depending upon whether we sell 100%, 75%, 50%, or 25% of the shares being offered in this offering, as of June 30, 2023, the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and to be paid by new investors purchasing units (of which shares of common stock form a part) in this offering at the offering price of $0.75 per unit, together with the total consideration paid an average price per share paid by each of these groups, before deducting placement agent’s commission and estimated offering expenses.

	100% of the Units Sold
	Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	per Share
Existing stockholders as of June 30, 2023	22,442,000	66.44%	$94,273,000	91.73%	$4.20
New investors	11,333,333	33.56%	8,500,000	8.27%	$0.75
Total	33,775,333	100.00%	$102,773,000	100.00%	$3.04

	75% of the Units Sold
	Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	per Share
Existing stockholders as of June 30, 2023	22,442,000	72.53%	$94,273,000	93.67%	$4.20
New investors	8,500,000	27.47%	6,375,000	6.33%	$0.75
Total	30,942,000	100.00%	$100,648,000	100.00%	$3.25

	50% of the Units Sold
	Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	per Share
Existing stockholders as of June 30, 2023	22,442,000	79.84%	$94,273,000	95.69%	$4.20
New investors	5,666,666	20.16%	4,250,000	4.31%	$0.75
Total	28,108,666	100.00%	$98,523,000	100.00%	$3.51

	25% of the Units Sold
	Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	per Share
Existing stockholders as of June 30, 2023	22,442,000	88.79%	$94,273,000	97.80%	$4.20
New investors	2,833,333	11.21%	2,125,000	2.20%	$0.75
Total	25,275,333	100.00%	$96,398,000	100.00%	$3.81

A $1.00 increase in the assumed public offering price of $0.75 per Unit (the closing sale price of our common stock on the Nasdaq Capital Market on August 23, 2023,) would increase our as adjusted net tangible book value after giving effect to this offering by approximately $10.4 million and increase the dilution per share to new investors in this offering by $0.69 per share, after deducting placement agent fees and estimated offering expenses payable by us, and assuming the sale of 11,333,333 Units set forth on the cover page of this prospectus remains the same and no sale of any Pre-Funded Warrants in this offering.

The foregoing discussion and tables above (i) reflect and assume no sale of Pre-Funded Warrants in this offering, which, if sold, would reduce the number of common stock that we are offering on a one-one basis, (ii) no exercise of Warrants in this offering, and (iii) do not give effect to the dilution that would result from (a) 1,212,593 shares of common stock issuable upon the exercise of outstanding warrants at weighted average exercise price of $5.22 per share, (b) 1,108,225 shares of common stock issuable upon the exercise of outstanding stock options at weighted average exercise price of $3.24 per share, (c) 1,762,105 shares of common stock in aggregate reserved for issuance under our 2015 Stock Incentive Plan and 2021 Omnibus Incentive Plan, (d) 157,597 shares of common stock underlying restricted stock awards outstanding, and (e) 1,133,333 shares of common stock underlying the warrants to be issued to the Placement Agent in connection with this offering.

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DESCRIPTION OF SECURITIES

The following summary description sets forth some of the general terms and provisions of our capital stock. Because this is a summary description, it does not contain all of the information that may be important to you. For a more detailed description of our capital stock, you should refer to the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), our charter and our bylaws as currently in effect. Copies of our amended and restated certificate of incorporation, as amended (the “charter”), and our bylaws are included as exhibits to the registration statement of which this prospectus forms a part.

General

Our charter authorizes 80,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 per value per share. As of August 23, 2023, there were 23,034,904 shares of our common stock outstanding and approximately 86 stockholders of record. No shares of our preferred stock are designated, issued or outstanding.

Common stock

Voting rights

Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors.

Dividends

Subject to preferences that may be applicable to any then-outstanding preferred stock which may be issued in the future, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. We intend to retain future earnings, if any, to finance the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.

Rights and preferences

Holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock.

Fully paid and nonassessable

All of our outstanding shares of common stock are, and the shares of common stock to be issued in this offering will be, fully paid and nonassessable.

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Listing

Our common stock is currently listed on the Nasdaq Capital Market under the symbol “INTZ”.

Issuance of Preferred Stock by our Board

While we currently have no shares of preferred stock issued and outstanding. Our amended and restated certificate of incorporation provides that up to 5,000,000 shares of preferred stock may be issued from time to time in one or more series, at the discretion of the Board of Directors without stockholder approval, with each such series to consist of such number of shares and to have such voting powers (whether full or limited, or no voting powers) and such designations, powers, preferences and relative, participating, optional, redemption, conversion, exchange or other special rights, and such qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors prior to the issuance thereof. This means that our Board has the discretion to issue shares of preferred stock that had provisions that could be superior in rights and preferences to shares of our common stock and which could be dilutive to holders of our common stock. Further, such rights and preferences could have the effect of preventing or hindering certain fundamental transactions, such as a merger or sale of all or substantially all of our assets or another change of control that would otherwise be beneficial to the holders of our common stock.

Description of Securities We are Offering

Units

We are offering up to 11,333,333 units (“Units”), each Unit consisting of (i) one share of common stock and (ii) one Warrant. We are also offering Pre-Funded Warrants to those purchasers whose purchase of shares of common stock in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding shares of common stock following the consummation of this offering in lieu of the shares of common stock that would result in such excess ownership. Each Pre-Funded Warrant will be exercisable for one share of common stock. For each Pre-Funded Warrant we sell, the number of shares of common stock we are offering in the Units will be decreased on a one-for-one basis.  No warrant for fractional shares of common stock will be issued, rather warrants will be issued only for whole shares of common stock. We are also registering the shares of common stock issuable from time to time upon exercise of the Pre-Funded Warrants and Warrants offered hereby.

Common Stock

The material terms and provisions of our common stock forming part of the Units that are being offered are described under this section “Description of Securities – Common Stock” in this prospectus.

Warrants

The following is a summary of certain terms and provisions of the Warrants forming part of the Units that are being offered and is not complete and is subject to, and qualified in its entirety by, the provisions of the Warrants, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Warrants for a complete description of the terms and conditions of the Warrants.

Duration and Exercise Price

Each Warrant offered hereby will have an assumed exercise price equal to $0.825 (not less than 110% of the public offering price of each Unit sold in this offering). The Warrants will be immediately exercisable and may be exercised until the five-year anniversary of the issuance date. The exercise price and number of shares of common stock issuable upon exercise of the Warrants are subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price. The Warrants will be issued separately from the common stock or Pre-Funded Warrants, respectively, and may be transferred separately immediately thereafter.

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Exercisability

The Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of such holder’s Warrants to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding common stock immediately after exercise. However, upon notice from the holder to us, the holder may decrease or increase the holder’s beneficial ownership limitation, which may not exceed 9.99% of the number of outstanding shares of common stock immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants, provided that any increase in the beneficial ownership limitation will not take effect until 61 days following notice to us.

Cashless Exercise

If, at the time a holder exercises its Warrants, a registration statement registering the issuance or resale of the shares of common stock underlying the Warrants under the Securities Act is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Warrants.

Fundamental Transactions

In the event of any fundamental transaction, as described in the Warrants and generally including (i) any merger or consolidation with or into another entity if, after giving effect to such transaction, any shareholder (or group of shareholders acting in concert) own more than fifty percent (50%) of the aggregate voting power of the Company or the successor entity of such transaction, (ii) sale of all or substantially all of our assets, (iii) tender offer or exchange offer and has been accepted by the holders of 50% or more of the outstanding common stock or 50% or more of the voting power of the common equity of the Company, (iv) reclassification of our common stock if, after giving effect to such transaction, any shareholder (or group of shareholders acting in concert) own more than fifty percent (50%) of the aggregate voting power of the Company or the successor entity of such transaction, or (v) one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than fifty percent (50%) of the outstanding shares of common stock or more than fifty percent (50%) of the voting power of the common equity of the Company, then upon any subsequent exercise of the Warrants, the holder will have the right to receive as alternative consideration, for each share of our common stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of common stock of the successor or acquiring corporation or of our Company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of our common stock for which the Warrants are exercisable immediately prior to such event. Notwithstanding the foregoing, in the event of a fundamental transaction, the holders of the Warrants have the right to require us or a successor entity to redeem the Warrants for cash in the amount of the Black-Scholes Value (as defined in the Warrants) of the remaining unexercised portion of the Warrants on the date of the consummation of such fundamental transaction, concurrently with or within 30 days following the consummation of a fundamental transaction.

However, in the event of a fundamental transaction which is not in our control, including a fundamental transaction not approved by our Board, the holders of the Warrants will only be entitled to receive from us or our successor entity, as of the date of consummation of such fundamental transaction the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of the Warrants that are being offered and paid to the holders of our common stock in connection with the fundamental transaction, whether that consideration is in the form of cash, stock or any combination of cash and stock, or whether the holders of our common stock are given the choice to receive alternative forms of consideration in connection with the fundamental transaction.

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Warrant Agent; Global Certificate

Pursuant to warrant agent agreement between us and Computershare Trust Company, N.A., as warrant agent, the Warrants will be issued in book-entry form and shall initially be represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Transferability

Subject to applicable laws, the Warrants may be offered for sale, sold, transferred or assigned without our consent.

Fractional Shares

No fractional shares of common stock will be issued upon the exercise of the Warrants. Rather, the number of shares of common stock to be issued will, at our election, either be rounded up to the nearest whole number or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Exchange Listing

We intend to apply to list the Warrants on The Nasdaq Capital Market under the symbol “INTZW”. Such listing is a condition to the closing of this public offering.

Right as a Stockholder

Except as otherwise provided in the Warrants or by virtue of the holder’s ownership of shares of our common stock, such holder of Warrants does not have the rights or privileges of a holder of our common stock, including any voting rights, until such holder exercises such holder’s Warrants.

Waivers and Amendments

No term of the Warrants may be amended or waived without the written consent of the holder.

Pre-Funded Warrants

The following summary of certain terms and provisions of the Pre-Funded Warrants forming part of the Units being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Pre-Funded Warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Pre-Funded Warrant for a complete description of the terms and conditions of the Pre-Funded Warrants.

Duration and Exercise Price

Each Pre-Funded Warrant forming part of the Units offered hereby will have an initial exercise price per share of common stock equal to $0.001. The Pre-Funded Warrants will be immediately exercisable and will expire when exercised in full. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of share dividends, share splits, reorganizations or similar events affecting our shares of common stock and the exercise price. The Pre-Funded Warrants will be issued in certificated form.

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Exercisability

The Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the Pre-Funded Warrant to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding shares of common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of beneficial ownership of outstanding shares after exercising the holder’s Pre-Funded Warrants up to 9.99% of the number of our shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrants.

Cashless Exercise

In lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the number of shares of common stock determined according to a formula set forth in the Pre-Funded Warrants.

Fundamental Transactions

In the event of any fundamental transaction, as described in the Pre-Funded Warrants and generally including (i) any merger or consolidation with or into another entity if, after giving effect to such transaction, any shareholder (or group of shareholders acting in concert) own more than fifty percent (50%) of the aggregate voting power of the Company or the successor entity of such transaction, (ii) sale of all or substantially all of our assets, (iii) tender offer or exchange offer and has been accepted by the holders of 50% or more of the outstanding common stock or 50% or more of the voting power of the common equity of the Company, (iv) reclassification of our common stock if, after giving effect to such transaction, any shareholder (or group of shareholders acting in concert) own more than fifty percent (50%) of the aggregate voting power of the Company or the successor entity of such transaction, or (v) one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than fifty percent (50%) of the outstanding shares of common stock or more than fifty percent (50%) of the voting power of the common equity of the Company, then upon any subsequent exercise of the Pre-Funded Warrants, the holder will have the right to receive as alternative consideration, for each share of our common stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of common stock of the successor or acquiring corporation or of our Company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of our common stock for which the Pre-Funded Warrants are exercisable immediately prior to such event.

Fractional Shares

No fractional shares of common stock will be issued upon the exercise of the Pre-Funded Warrants.

Rather, at our election, the number of shares of common stock to be issued will be rounded up to the nearest whole number or we will pay a cash adjustment in an amount equal to such fraction multiplied by the exercise price.

Trading Market

There is no trading market available for the Pre-Funded Warrants on any securities exchange or nationally recognized trading system, and we do not expect a trading market to develop. We do not intend to list the Pre-Funded Warrants on any securities exchange or nationally recognized trading market. Without a trading market, the liquidity of the Pre-Funded Warrants will be extremely limited. The shares of common stock issuable upon exercise of the Pre-Funded Warrants are currently traded on Nasdaq.

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Right as a Shareholder

Except as otherwise provided in the Pre-Funded Warrants or by virtue of such holder’s ownership of shares of common stock, the holders of the Pre-Funded Warrants do not have the rights or privileges of holders of our shares of common stock, including any voting rights, until they exercise their Pre-Funded Warrants. The Pre-Funded Warrants will provide that holders have the right to participate in distributions or dividends paid on our shares of common stock.

Placement Agent Warrants

The registration statement of which this prospectus is a part also registers for sale warrants to purchase up to 1,133,333 shares of our common stock (5.0% of the shares of common stock forming part of the Units sold to investors introduced by the Placement Agent in this offering and 5.0% of the shares of common stock underlying the Pre-Funded Warrants and Warrants forming part of the Units sold to investors introduced by the Placement Agent in this offering) to be issued to the Placement Agent or its designee, as a portion of the placement agent compensation payable in connection with this offering. Notwithstanding the foregoing, to the extent the Units sold in the offering were sold to investors (friends and family) introduced by us (as listed in Exhibit A to the engagement letter, dated June 19, 2023, between the Placement Agent and us), as amended, we shall only issue to Placement Agent 2.5% of the shares of common stock forming part of the Units sold to investors introduced by the Placement Agent in this offering and 2.5% of the shares of common stock underlying the Pre-Funded Warrants and Warrants forming part of the Units sold in this offering. The warrants will be exercisable at any time, and from time to time, in whole or in part, commencing from the closing of the offering and expiring five (5) years from the commencement of sales of the offering, at an exercise price of $0.9375 (125% of the assumed public offering price of the Units). The Placement Agent Warrants issued in this offering will otherwise have substantially the same terms as the Warrants, except the Placement Agent Warrants will provide for cashless exercise at all times. The Placement Agent Warrants are registered on the registration statement of which this prospectus is a part. The form of the Placement Agent Warrant has been included as an exhibit to this registration statement of which this prospectus forms a part.

Exclusive Forum Provision

Section 5 of the Warrant and Pre-Funded Warrant (forming part of a Unit) provides that “[e]ach party agrees that all legal proceedings concerning the interpretations, enforcement, and defense of the transactions contemplated by this Warrant (whether brought against a party hereto or their respective affiliates, directors, officers, shareholders, partners, members, employees, or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action, or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action, or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action, or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Warrant and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.”

However, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. In addition, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, the exclusive forum provisions will not apply to suits brought to enforce any duty or liability created by the Securities Act or any other claim for which the federal and state courts have concurrent jurisdiction, and you will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

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Therefore, this provision would not apply to suits brought to enforce a duty or liability created by the Securities Act, Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction.

The exclusive forum provision in the Warrant and Pre-Funded Warrant will not relieve us of our duty to comply with the federal securities laws and the rules and regulations thereunder, and shareholders will not be deemed to have waived our compliance with these laws, rules and regulations.

This exclusive forum provision may limit a shareholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us or our directors, officers or other employees. In addition, shareholders who do bring a claim in the state or federal court in the State of Delaware could face additional litigation costs in pursuing any such claim, particularly if they do not reside in or near Delaware. The state or federal court of the State of Delaware may also reach different judgments or results than would other courts, including courts where a shareholder would otherwise choose to bring the action, and such judgments or results may be more favorable to us than to our shareholders. However, the enforceability of similar exclusive forum provisions in other companies’ Warrants have been challenged in legal proceedings, and it is possible that a court could find this type of provision to be inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings. If a court were to find the exclusive forum provision contained in the Warrant and Pre-Funded Warrant to be inapplicable or unenforceable in an action, we might incur additional costs associated with resolving such action in other jurisdictions.

Fee Shifting Provision

Section 5 of the Warrants and Pre-Funded Warrants provides that “[i]f either party shall commence an action, suit or proceeding to enforce any provisions of this Warrant, the prevailing party in such action, suit, or proceeding shall be reimbursed by the other party for their reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation, and prosecution of such action or proceeding.”

NOTWITHSTANDING, THE FEE SHIFTING PROVISION CONTAINED IN THE RESTATED CERTIFICATE OF INCORPORATION, WARRANTS AND PRE-FUNDED WARRANTS WOULD NOT APPLY TO “INTERNAL CORPORATE CLAIMS” AS DEFINED IN SECTION 109(B) OF THE DELAWARE GENERAL CORPORATION LAW.

The phrase “attorneys fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding” means the fees and expenses of counsel to the Company and any other parties asserting a claim subject to Section 5 of Warrants and Pre-Funded Warrants, which may include printing, photocopying, duplicating and other expenses, air freight charges, and fees billed for law clerks, paralegals and other persons not admitted to the bar but performing services under the supervision of an attorney, and the costs and fees incurred in connection with the enforcement or collection of any judgment obtained in any such proceeding.

We adopted the fee-shifting provision to eliminate or decrease nuisance and frivolous litigation. We intend to apply the fee-shifting provision broadly to all actions except for claims brought under the Exchange Act and Securities Act.

There is no set level of recovery required to be met by a plaintiff to avoid payment under this provision. Instead, whoever is the prevailing party is entitled to recover the reasonable attorneys’ fees, costs and expenses incurred in connection with the prosecution or defense of such action. Any party who brings an action, and the party against whom such action is brought under Section 5 of Warrants and Pre-Funded Warrants, which could include, but is not limited to former and current shareholders, Company directors, officers, affiliates, legal counsel, expert witnesses and other parties, are subject to this provision. Additionally, any party who brings an action, and the party against whom such action is brought under Section 5 of Warrants and Pre-Funded Warrants, which could include, but is not limited to former and current shareholders, Company directors, officers, affiliates, legal counsel, expert witnesses and other parties, would be able to recover fees under this provision.

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In the event you initiate or assert a claim against us, in accordance with the dispute resolution provisions contained in Section 5 of Warrants and Pre-Funded Warrants, and you do not, in a judgment prevail, you will be obligated to reimburse us for all reasonable costs and expenses incurred in connection with such claim, including, but not limited to, reasonable attorney’s fees and expenses and costs of appeal, if any. Additionally, this provision in Section 5 of Warrants and Pre-Funded Warrants could discourage shareholder lawsuits that might otherwise benefit the Company and its shareholders.

THE FEE SHIFTING PROVISION CONTAINED IN SECTION 5 OF WARRANTS AND PRE-FUNDED WARRANTS IS NOT INTENDED TO BE DEEMED A WAIVER BY ANY HOLDER OF COMMON STOCK OF THE COMPANY’S COMPLIANCE WITH THE U.S. FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER. THE FEE SHIFTING PROVISION CONTAINED IN THE RESTATED CERTIFICATE OF INCORPORATION, WARRANTS AND PRE-FUNDED WARRANTS DO NOT APPLY TO CLAIMS BROUGHT UNDER THE EXCHANGE ACT AND SECURITIES ACT.

Anti-Takeover Effects of Certain Provisions of Our Bylaws

Charter and bylaws provisions

Our charter and our bylaws, include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our company, including the following:

•	Board of Directors Vacancies: Our charter and bylaws authorize only our board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our board of directors may only be set by a resolution adopted by a majority vote of our entire board of directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our board of directors but promotes continuity of management.

•	Stockholder Action; Special Meetings of Stockholders: Our charter provides that our stockholders may not take action by written consent, but may only take action at annual or special meetings of our stockholders. As a result, a holder controlling a majority of our capital stock would not be able to amend our bylaws or remove directors without holding a meeting of our stockholders called in accordance with our bylaws. Further, our bylaws and charter will provide that special meetings of our stockholders may be called only by a majority of our board of directors, the Chairman of our board of directors or our Chief Executive Officer, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

•	Advance Notice Requirements for Stockholder Proposals and Director Nominations: Our bylaws provide advance notice procedures for stockholders seeking to bring matters before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

•	No Cumulative Voting: The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our charter does not provide for cumulative voting.

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Delaware law

We are subject to the provisions of Section 203 of the DGCL, regulating corporate takeovers. In general, DGCL Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date on which the person became an interested stockholder unless:

•	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (i) shares owned by persons who are directors and also officers and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•	at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction or series of transactions together resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that DGCL Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Limitations on liability, indemnification of officers and directors and insurance

Pursuant to Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”), a Director of the Corporation shall not be personally liable to the Corporation or its Stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability: (1) for any breach of the Director's duty of loyalty to the Corporation or its Stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the DGCL; or (4) for any transaction from which the Director derived an improper personal benefit. If the DGCL or other applicable provision of Delaware law hereafter is amended to authorize further elimination or limitation of the liability of Directors, then the liability of a Director of this Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the DGCL or other applicable provision of Delaware law as amended. Any repeal or modification of this Section 2 by the Stockholders of this Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a Director of the Corporation existing at the time of such repeal or modification. Our restated certificate of incorporation, as amended (our “Certificate of Incorporation”) and corporate bylaws (our “Bylaws”) contain provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law.

Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact of their prior or current service to the corporation as a director or officer, in accordance with the provisions of Section 145, which are sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”). The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

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Our Certificate of Incorporation provides that (a) any of our directors or officers made a party to an action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, or any appeal in such action, suit or proceeding, and any inquiry or investigation that could lead to such action, suit or proceeding (each, a “Proceeding”), by reason of such person’s service as our director or officer or as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another enterprise per our request, shall be indemnified and held harmless by us to the fullest extent permitted by the Delaware General Corporation Law against all judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses (including attorneys’ fees) actually incurred by such person in connection with such Proceeding; (b) we must advance reasonable expenses incurred in defending any such Proceeding, subject to limited exceptions; and (c) the indemnification rights conferred by it are not exclusive of any rights permitted by law.

Our Bylaws provide that (a) we must indemnify our directors and officers to the maximum extent and in the manner permitted by the Delaware General Corporation Law against judgments, penalties (including excise taxes), fines, amounts paid in settlement and reasonable expenses (including court and attorneys’ fees) actually incurred in such settlement and reasonable expenses (including court and attorneys’ fees) actually incurred by such person with a Proceeding by reason of such person’s service as our director or officer or as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another enterprise per our request, subject to certain limited exceptions, (b) we shall advance expenses incurred by any director or officer who was or is a witness or was or is named as a defendant or respondent in a Proceeding, in reasonable intervals prior to the final disposition of such Proceeding, subject to certain limited exceptions, and (c) the indemnification rights conferred in our Bylaws are not exclusive.

Our Bylaws also empower our board of directors to authorize us to indemnify our employees or agents, and to advance reasonable expenses of such persons to the same extent and subject to the same conditions as the indemnification provided to our directors and officers.

We have entered into indemnification agreements with each of our directors and executive officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our Certificate of Incorporation and Bylaws and to provide additional procedural protections. These agreements, among other things, provide that we will indemnify our directors and executive officers for judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses (including attorneys’ fees and court costs) actually and reasonably incurred by a director or executive officer in connection with any threatened, pending or completed action, suit or proceeding, any appeal in such action, suit or proceeding, and any inquiry or investigation that could lead to such action, suit or proceeding to which such person was, is or is threatened to be made a party, a witness or other participant by reason of such person’s services as our director or executive officer, or as a director or executive officer of any other company or enterprise to which the person provides services at our request.

In addition, the indemnification agreements provide that, upon the request of a director or executive officer, we shall advance expenses to the director or officer. We intend to enter into indemnification agreements with any new directors and executive officers in the future.

We have also obtained an insurance policy covering our directors and officers with respect to certain liabilities, including liabilities arising under the Securities Act.

Our Transfer Agent and Warrant Agent

The transfer agent and registrar for our Common Stock and warrant agent for our Warrants is Computershare Trust Company, N.A. The transfer agent and registrar’s address is 250 Royall Street, Canton, MA 02021. The transfer agent’s telephone (877) 373-6374.

We have agreed to indemnify Computershare Trust Company, N.A in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

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MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR HOLDERS OF OUR COMMON STOCK, WARRANTS,

PRE-FUNDED WARRANTS AND PLACEMENT AGENT WARRANTS

The following discussion describes the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our Units, consisting of our Common Stock or Pre-Funded Warrants and Warrants acquired in this offering. The Warrants, the Pre-Funded Warrants, and the Placement Agent Warrants are collectively referred to in this section as the “Warrants.” This discussion is based on the current provisions of the Internal Revenue Code of 1986, as amended, referred to as the Code, existing and proposed U.S. Treasury regulations promulgated thereunder, and administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. No ruling has been or will be sought from the Internal Revenue Service, or IRS, with respect to the matters discussed below, and there can be no assurance the IRS will not take a contrary position regarding the tax consequences of the acquisition, ownership or disposition of our Common Stock, or Warrants, or that any such contrary position would not be sustained by a court.

We assume in this discussion that the shares of our Common Stock or Warrants will be held as capital assets (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxes, does not discuss the potential application of the Medicare contribution tax, the alternative minimum tax and does not deal with state or local taxes, U.S. federal gift and estate tax laws, except as specifically provided below with respect to non-U.S. holders, or any non-U.S. tax consequences that may be relevant to holders in light of their particular circumstances. This discussion also does not address the special tax rules applicable to particular holders, such as:

●	financial institutions;

●	brokers or dealers in securities;

●	tax-exempt organizations;

●	pension plans;

●	regulated investment companies;

●	owners that hold our Common Stock or Warrants as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment;

●	insurance companies;

●	controlled foreign corporations, passive foreign investment companies, or corporations that accumulate earnings to avoid U.S. federal income tax; and

●	certain U.S. expatriates.

In addition, this discussion does not address the tax treatment of partnerships or other pass-through entities or persons who hold our Common Stock or Warrants through partnerships or other entities which are pass-through entities for U.S. federal income tax purposes. A partner in a partnership or other pass-through entity that will hold our Common Stock or Warrants should consult his, her or its own tax advisor regarding the tax consequences of the ownership and disposition of our Common Stock or Warrants through a partnership or other pass-through entity, as applicable.

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This discussion of U.S. federal income tax considerations is for general information purposes only and is not tax advice. Prospective investors should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of acquiring, holding and disposing of our Common Stock and Warrants.

For the purposes of this discussion, a “U.S. Holder” means a beneficial owner of our Common Stock or Warrants that is for U.S. federal income tax purposes (a) an individual citizen or resident of the United States, (b) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes), created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A “Non-U.S. Holder” is, for U.S. federal income tax purposes, a beneficial owner of Common Stock or Warrants that is not a U.S. Holder or a partnership for U.S. federal income tax purposes.

Tax Cuts and Jobs Act

Under tax legislation signed into law in December 2017 commonly known as the Tax Cuts and Jobs Act of 2017, U.S. Holders that use an accrual method of accounting for tax purposes and have certain financial statements generally will be required to include certain amounts in income no later than the time such amounts are taken into account as revenue in such financial statements. The application of this rule thus may require the accrual of income earlier than would be the case under the general tax rules described below, although the precise application of this rule is unclear at this time. This rule is effective for taxable years beginning after December 31, 2017. U.S. Holders that use an accrual method of accounting should consult with their tax advisors regarding the potential applicability of this legislation to their particular situation.

Allocation of Purchase Price of the Unit

For U.S. federal income tax purposes, each unit will be treated as an “investment unit” consisting of one share of Common Stock and a warrant to acquire one share of our Common Stock. The purchase price for each investment unit will be allocated between these two components in proportion to their relative fair market values at the time the unit is purchased by the holder. This allocation of the purchase price for each Unit will establish the holder’s initial tax basis for U.S. federal income tax purposes in the share of Common Stock and the Warrant included in each Unit. The separation of the share of Common Stock and the Warrant included in each Unit should not be a taxable event for U.S. federal income tax purposes. Each holder should consult his, her or its own tax advisor regarding the allocation of the purchase price for a Unit.

Tax Considerations Applicable to U.S. Holders

Exercise and Expiration of Warrants

In general, a U.S. Holder will not recognize gain or loss for U.S. federal income tax purposes upon exercise of a Warrant. The U.S. Holder will take a tax basis in the shares acquired on the exercise of a Warrant equal to the exercise price of the Warrant, increased by the U.S. Holder’s adjusted tax basis in the Warrant exercised (as determined pursuant to the rules discussed above). The U.S. Holder’s holding period in the shares of our Common Stock acquired on exercise of the Warrant will begin on the date of exercise of the Warrant, and will not include any period for which the U.S. Holder held the Warrant.

In certain limited circumstances, a U.S. Holder may be permitted to undertake a cashless exercise of Warrants into our Common Stock. The U.S. federal income tax treatment of a cashless exercise of Warrants into our Common Stock is unclear, and the tax consequences of a cashless exercise could differ from the consequences upon the exercise of a Warrant described in the preceding paragraph. U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of a cashless exercise of Warrants.

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The lapse or expiration of a Warrant will be treated as if the U.S. Holder sold or exchanged the Warrant and recognized a capital loss equal to the U.S. Holder’s tax basis in the Warrant. The deductibility of capital losses is subject to limitations.

Certain Adjustments to and Distributions on Warrants

Under Section 305 of the Code, an adjustment to the number of shares of Common Stock issued on the exercise of the Warrants, or an adjustment to the exercise price of the Warrants, may be treated as a constructive distribution to a U.S. Holder of the Warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. Holder’s proportionate interest in our “earnings and profits” or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to our shareholders). An adjustment made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution should generally not be considered to result in a constructive distribution. Any such constructive distribution would be taxable whether or not there is an actual distribution of cash or other property to the holders of Warrants. In certain circumstances, if we were to make a distribution in cash or other property with respect to our Common Stock after the issuance of the Warrants, then we may make a corresponding distribution to a Warrant holder. The taxation of a distribution received with respect to a Warrant is unclear. It is possible such a distribution would be treated as a distribution (or constructive distribution), although other treatments are possible. For more information regarding the tax considerations related to distributions, see the discussion below regarding “Distributions.” U.S. Holders should consult their tax advisors regarding the proper treatment of any adjustments to the Warrants and any distributions with respect to the Warrants.

Distributions

As discussed above, we currently anticipate that we will retain future earnings, if any, to finance the growth and development of our business and do not intend to pay cash dividends in respect of our Common Stock in the foreseeable future. In the event that we do make distributions on our Common Stock to a U.S. Holder, those distributions generally will constitute dividends for U.S. tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that is applied against and reduces, but not below zero, a U.S. Holder’s adjusted tax basis in our Common Stock. Any remaining excess will be treated as gain realized on the sale or exchange of our Common Stock as described below under the section titled “ – Disposition of Our Common Stock or Warrants.”

Disposition of Our Common Stock or Warrants

Upon a sale or other taxable disposition of our Common Stock or Warrants, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the Common Stock or Warrants. Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the Common Stock or Warrants exceeds one year. The deductibility of capital losses is subject to certain limitations. U.S. Holders who recognize losses with respect to a disposition of our Common Stock or Warrants should consult their own tax advisors regarding the tax treatment of such losses.

Information Reporting and Backup Reporting

Information reporting requirements generally will apply to payments of dividends (including constructive dividends) on the Common Stock and Warrants and to the proceeds of a sale or other disposition of Common Stock and Warrants paid by us to a U.S. Holder unless such U.S. Holder is an exempt recipient, such as a corporation. Backup withholding will apply to those payments if the U.S. Holder fails to provide the holder’s taxpayer identification number, or certification of exempt status, or if the holder otherwise fails to comply with applicable requirements to establish an exemption.

Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS. U.S. Holders should consult their own tax advisors regarding their qualification for exemption from information reporting and backup withholding and the procedure for obtaining such exemption.

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Tax Considerations Applicable To Non-U.S. Holders

Exercise and Expiration of Warrants

In general, a Non-U.S. Holder will not recognize gain or loss for U.S. federal income tax purposes upon the exercise of Warrants into shares of Common Stock. The U.S. federal income tax treatment of a cashless exercise of Warrants into our Common Stock is unclear. A Non-U.S. Holder should consult his, her, or its own tax advisor regarding the U.S. federal income tax consequences of a cashless exercise of Warrants. The expiration of a Warrant will be treated as if the Non-U.S. Holder sold or exchanged the Warrant and recognized a capital loss equal to the Non-U.S. Holder’s tax basis in the Warrant. However, a Non-U.S. Holder will not be able to utilize a loss recognized upon expiration of a Warrant against the Non-U.S. Holder’s U.S. federal income tax liability unless the loss is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if an income tax treaty applies, is attributable to a permanent establishment or fixed base in the United States) or is treated as a U.S.-source loss and the Non-U.S. Holder is present 183 days or more in the taxable year of disposition and certain other conditions are met.

Certain Adjustments to and Distributions on Warrants

As described under “ – U.S. Holders – Certain Adjustments to and Distributions on Warrants,” an adjustment to the Warrants could result in a constructive distribution to a Non-U.S. Holder, which would be treated as described under “Distributions” below, and the tax treatment of distributions on the Warrants is unclear. Any resulting withholding tax attributable to deemed dividends would be collected from other amounts payable or distributable to the Non-U.S. Holder. Non-U.S. Holders should consult their tax advisors regarding the proper treatment of any adjustments to and distributions on the Warrants.

Distributions

As discussed above, we currently anticipate that we will retain future earnings, if any, to finance the growth and development of our business and do not intend to pay cash dividends in respect of our Common Stock in the foreseeable future. In the event that we do make distributions on our Common Stock to a Non-U.S. Holder, those distributions generally will constitute dividends for U.S. federal income tax purposes as described in “ – U.S. Holders – Distributions”.

Any distribution (including constructive distributions) on our Common Stock that is treated as a dividend paid to a Non-U.S. Holder that is not effectively connected with the holder’s conduct of a trade or business in the United States will generally be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and the Non-U.S. Holder’s country of residence. To obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally will be required to provide the applicable withholding agent with a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate form, certifying the Non-U.S. Holder’s entitlement to benefits under that treaty. Such form must be provided prior to the payment of dividends and must be updated periodically. If a Non-U.S. Holder holds stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent. The holder’s agent may then be required to provide certification to the applicable withholding agent, either directly or through other intermediaries. If you are eligible for a reduced rate of U.S. withholding tax under an income tax treaty, you should consult with your own tax advisor to determine if you are able to obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.

We generally are not required to withhold tax on dividends paid (or constructive dividends deemed paid) to a Non-U.S. Holder that are effectively connected with the holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that the holder maintains in the United States) if a properly executed IRS Form W-8ECI, stating that the dividends are so connected, is furnished to us (or, if stock is held through a financial institution or other agent, to the applicable withholding agent). In general, such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates applicable to U.S. persons. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax,” which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on the corporate Non-U.S. Holder’s effectively connected earnings and profits, subject to certain adjustments.

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See also the sections below titled “ – Backup Withholding and Information Reporting” and “ – Foreign Accounts” for additional withholding rules that may apply to dividends paid to certain foreign financial institutions or non-financial foreign entities.

Disposition of Our Common Stock or Warrants

Subject to the discussions below under the sections titled “ – Backup Withholding and Information Reporting” and “ – Foreign Accounts,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax with respect to gain realized on a sale or other disposition of our Common Stock or Warrants unless:

●	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States, and if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States; in these cases, the Non-U.S. Holder will be taxed on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons, and if the Non-U.S. Holder is a corporation, an additional branch profits tax at a rate of 30%, or a lower rate as may be specified by an applicable income tax treaty, may also apply;

●	the Non-U.S. Holder is a nonresident alien present in the United States for 183 days or more in the taxable year of the disposition and certain other requirements are met, in which case the Non-U.S. Holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence) on the net gain derived from the disposition, which may be offset by certain U.S.-source capital losses of the Non-U.S. Holder, if any; or

●	our Common Stock constitutes a U.S. real property interest because we are, or have been at any time during the five-year period preceding such disposition (or the Non-U.S. Holder’s holding period of the Common Stock or Warrants, if shorter), a “U.S. real property holding corporation,” unless our Common Stock is regularly traded on an established securities market and the Non-U.S. Holder held no more than 5% of our outstanding Common Stock, directly or indirectly, during the shorter of the five-year period ending on the date of the disposition or the period that the Non-U.S. Holder held our Common Stock. Special rules may apply to the determination of the 5% threshold in the case of a holder of a Warrant. Non-U.S. Holders are urged to consult their own tax advisors regarding the effect of holding our Warrants on the calculation of such 5% threshold. Generally, a corporation is a “U.S. real property holding corporation” if the fair market value of its “U.S. real property interests” (as defined in the Code and applicable regulations) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we believe that we are not currently, and we do not anticipate becoming, a “U.S. real property holding corporation” for U.S. federal income tax purposes. No assurance can be provided that our Common Stock will be regularly traded on an established securities market for purposes of the rules described above. Non-U.S. Holders are urged to consult their own tax advisors regarding the U.S. federal income tax considerations that could result if we are, or become, a “U.S. real property holding corporation”.

See the sections titled “ – Backup Withholding and Information Reporting” and “ – Foreign Accounts” for additional information regarding withholding rules that may apply to proceeds of a disposition of our Common Stock or Warrants paid to foreign financial institutions or non-financial foreign entities.

Federal Estate Tax

Common Stock owned or treated as owned by an individual who is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes and, therefore, may be subject to U.S. federal estate tax, unless an applicable estate tax or other treaty provides otherwise. The foregoing may also apply to Warrants. A Non-U.S. Holder should consult his, her, or its own tax advisor regarding the U.S. federal estate tax consequences of the ownership or disposition of shares of our Common Stock and Warrants.

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Backup Withholding and Information Reporting

We must report annually to the IRS and to each Non-U.S. Holder the gross amount of the distributions (including constructive distributions) on our Common Stock or Warrants paid to such holder and the tax withheld, if any, with respect to such distributions. Non-U.S. Holders may have to comply with specific certification procedures to establish that the holder is not a U.S. person (as defined in the Code) in order to avoid backup withholding at the applicable rate, currently 24%, with respect to dividends (or constructive dividends) on our Common Stock or Warrants. Generally, a holder will comply with such procedures if it provides a properly executed IRS Form W-8BEN (or other applicable Form W-8) or otherwise meets documentary evidence requirements for establishing that it is a Non-U.S. Holder, or otherwise establishes an exemption. Dividends paid to Non-U.S. Holders subject to withholding of U.S. federal income tax, as described above under the heading “Dividends,” will generally be exempt from U.S. backup withholding.

Information reporting and backup withholding generally will apply to the proceeds of a disposition of our Common Stock or Warrants by a Non-U.S. Holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a Non-U.S. Holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. Holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the Non-U.S. Holder resides or is incorporated under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder can be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

Foreign Accounts

The Foreign Account Tax Compliance Act, or FATCA, generally imposes a 30% withholding tax on dividends (including constructive dividends) on, and gross proceeds from the sale or other disposition of, our Common Stock and Warrants if paid to a non-U.S. entity unless (i) if the non-U.S. entity is a “foreign financial institution,” the non-U.S. entity undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) if the non-U.S. entity is not a “foreign financial institution,” the non-U.S. entity identifies certain of its U.S. investors, if any, or (iii) the non-U.S. entity is otherwise exempt under FATCA.

Withholding under FATCA generally applies to payments of dividends (including constructive dividends) on our Common Stock. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this section. Under certain circumstances, a holder may be eligible for refunds or credits of the tax. Holders should consult their own tax advisors regarding the possible implications of FATCA on their investment in our Common Stock or Warrants.

The preceding discussion of material U.S. federal tax considerations is for information only. It is not tax advice. Prospective investors should consult their own tax advisors regarding the particular U.S. federal, state, local and non-U.S. tax consequences of purchasing, holding and disposing of our Common Stock or Warrants, including the consequences of any proposed changes in applicable laws.

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PLAN OF DISTRIBUTION

Pursuant to a placement agency agreement, dated as of        , 2023, we have engaged Joseph Gunnar & Co., LLC (“Placement Agent”) to act as our exclusive placement agent to solicit offers to purchase the securities offered by this prospectus on a reasonable best efforts basis. The Placement Agent is not purchasing or selling any securities, nor are they required to arrange for the purchase and sale of any specific number or dollar amount of securities, other than to use their “reasonable best efforts” to arrange for the sale of the securities by us. Therefore, we may not sell the entire amount of securities being offered.

The terms of this offering are subject to market conditions and negotiations between us, the placement agent and prospective investors. The placement agent will have no authority to bind us by virtue of the engagement letter. This is a best-efforts offering and there is no minimum amount of proceeds that is a condition to closing of this offering. Investors purchasing securities offered hereby will have the option to execute a securities purchase agreement with us. In addition to rights and remedies available to all purchasers in this offering under federal securities and state law, the purchasers which enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. The ability to pursue a claim for breach of contract is material to larger purchasers in this offering as a means to enforce the following covenants uniquely available to them under the securities purchase agreement: (i) a covenant to not enter into variable rate financings for a period of one year following the closing of the offering, subject to an exception; and (ii) a covenant to not enter into any equity financings for 90 days from closing of the offering, subject to certain exceptions. The Placement Agent may engage one or more sub-agents or selected dealers in connection with the offering.

The nature of the representations, warranties and covenants in the securities purchase agreements shall include:

●	standard issuer representations and warranties on matters such as organization, qualification, authorization, no conflict, no governmental filings required, current in SEC filings, no litigation, labor or other compliance issues, environmental, intellectual property and title matters and compliance with various laws such as the Foreign Corrupt Practices Act; and

●	covenants regarding matters such as registration of warrant shares, no integration with other offerings, filing of an 8-K to disclose entering into these securities purchase agreements, no shareholder rights plans, no material nonpublic information, use of proceeds, indemnification of purchasers, reservation and listing of common stock, and no subsequent equity sales for 60 days.

The placement agency agreement provides that the Placement Agent’s obligations are subject to conditions contained in the placement agency agreement.

Delivery of the securities offered hereby is expected to occur on or about _________, 2023, subject to satisfaction of certain customary closing conditions.

Fees and Expenses

The following table shows the public offering price per Unit consisting of common stock and Warrant, and per Unit consisting of Pre-Funded Warrant and Warrant, placement agent fees payable by us, and proceeds before expenses to us:

	Per Unit consisting of common stock and Warrant	Per Unit consisting of pre-funded warrant and Warrant	Total
Offering price	$	$	$
Placement agent fees	$	$	$
Proceeds before expenses to us	$	$	$

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We have agreed to pay the placement agent a total cash fee equal to 8.0% of the aggregate gross proceeds raised in the offering, provided that the placement agent shall receive a reduced cash fee equal to 4.0% in connection with sales to certain specified investors. We have also agreed to pay the placement agent a non-accountable expense allowance equal to 1.0% of the aggregate gross proceeds raised in the offering.

We have also agreed to reimburse the Placement Agent for reasonable accountable out-of-pocket expenses incurred relating to the offering, the aggregate amount of out-of-pocket expenses being limited as follows: (i) payment up to $75,000 for Placement Agent’s legal counsel fees; (ii) payment up to $15,000 for background checks; and (iii) payment of up to $5,000 for market making and trading and clearing firm settlement expenses for the offering. Any out-of-pocket expenses above $5,000 are to be pre-approved by the Company. We have agreed to pay $10,000 to the Placement Agent as a refundable advance, which if paid shall be applied against actual out-of-pocket accountable expenses and such advance shall be reimbursed to us to the extent any portion of the advance is not actually incurred, in compliance with FINRA Rule 5110(g)(4)(A) in the event of the termination of the offering. We estimate the total offering expenses of this offering that will be payable by us, excluding the placement agent fees and expenses, will be approximately $130,422. After deducting the placement agent fees and our estimated offering expenses, we expect the net proceeds from this offering to be approximately $7,424,578.

Placement Agent Warrants

In addition, we have agreed to issue the placement agent warrants to the Placement Agent or its designees to purchase up to 1,133,333 shares of our common stock (5% of the shares of common stock forming part of the Units sold to investors introduced by the Placement Agent in this offering and 5% of the shares of common stock underlying the Pre-Funded Warrants and Warrants forming part of the Units sold in this offering) to be issued to the Placement Agent or its designees. Notwithstanding the foregoing, to the extent the Units sold in the offering were sold to investors (friends and family) introduced by us (as listed in Exhibit A to the engagement letter, dated June 19, 2023, between the Placement Agent and us), as amended, we shall only issue to Placement Agent 2.5% of the shares of common stock forming part of the Units sold to investors introduced by the Placement Agent in this offering and 2.5% of the shares of common stock underlying the Pre-Funded Warrants and Warrants forming part of the Units sold in this offering. The warrants will be exercisable at any time, and from time to time, in whole or in part, commencing from the closing of the offering and expiring five (5) years from the commencement of sales of the offering, at an exercise price of $0.9375 (125% of the assumed public offering price of the Units). The Placement Agent Warrants are registered on the registration statement of which this prospectus is a part. The form of the Placement Agent Warrant has been included as an exhibit to this registration statement of which this prospectus forms a part.

Tail

In the event that any investors that were contacted by the placement agent or were introduced to us by the placement agent during the term of our engagement agreement with the placement agent provide any capital to us in a public or private offering or other financing or capital-raising transaction of any kind (each, a “Tail Financing”) within twelve (12) months following the termination or expiration of our engagement agreement with the placement agent, we shall pay the placement agent the cash and warrant compensation provided above on the gross proceeds raised in such Tail Financing from such investors.

Determination of Offering Price

The public offering price per Unit that we are offering and the exercise prices and other terms of the Pre-Funded Warrants and Warrants were negotiated between us and the investors, in consultation with the placement agent based on the trading of our common stock prior to this offering, among other things. Other factors considered in determining the public offering prices of the securities we are offering and the exercise prices and other terms of the Pre-Funded Warrants and Warrants include the history and prospects of our Company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

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Lock-up Agreements

We and each of our officers, directors and certain 5% or greater stockholders have agreed with the placement agent to be subject to a lock-up period of ninety (90) days following the date of this prospectus. This means that, during the applicable lock-up period, we and such persons may not offer for sale, contract to sell, or sell any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, shares of our common stock subject to certain customary exceptions. The placement agent may, in its sole discretion and without notice, waive the terms of any of these lock-up agreements. In addition, we have agreed to not issue any securities that are subject to a price reset based on the trading prices of our common stock or upon a specified or contingent event in the future or enter into any agreement to issue securities at a future determined price for a period of one year following the closing date of this offering, subject to an exception. The placement agent may waive this prohibition in its sole discretion and without notice.

Transfer Agent and Registrar and Warrant Agent

The transfer agent for our common stock and warrant agent is Computershare Trust Company N.A.

Nasdaq Listing

Our common stock is currently listed on Nasdaq under the symbols “INTZ”. On August 23, 2023, the closing price per share of our common stock was $0.75. We intend to apply to list the Warrants on the Nasdaq under the symbol “INTZW”.

Indemnification

We have agreed to indemnify the placement agent against certain liabilities, including certain liabilities arising under the Securities Act and liabilities arising from breaches of representations and warranties contained in our engagement letter with the placement agent. We have also agreed to contribute to payments that the placement agent may be required to make for these liabilities.

In addition, we will indemnify the purchasers of securities in this offering against liabilities arising out of or relating to (i) any breach of any of the representations, warranties, covenants or agreements made by us in the securities purchase agreement or related documents or (ii) any action instituted against a purchaser by a third party (other than a third party who is affiliated with such purchaser) with respect to the securities purchase agreement or related documents and the transactions contemplated thereby, subject to certain exceptions.

Regulation M

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the sale of our securities offered hereby by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. The placement agent will be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the placement agent. Under these rules and regulations, the placement agent may not (i) engage in any stabilization activity in connection with our securities; and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

Other Relationships

The placement agent and its affiliates may in the future engage in investment banking transactions and other commercial dealings in the ordinary course of business with us or our affiliates. The placement agent may in the future receive customary fees and commissions for these transactions. However, except as disclosed in this prospectus, we have no present arrangements with the placement agent for any further services.

Electronic Distribution

A prospectus in electronic format may be made available on a website maintained by the placement agent and the placement agent may distribute prospectuses electronically. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the placement agent and should not be relied upon by investors.

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LEGAL MATTERS

The validity of the issuance of the Units, common stock, Warrants and Pre-Funded Warrants offered in this prospectus will be passed upon for us by Anthony L.G., PLLC, West Palm Beach, Florida. The placement agent is being represented by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

The consolidated financial statements as of December 31, 2022 and 2021 and for each of the two years in the period ended December 31, 2022 are incorporated by reference in this prospectus to our Annual Report on Form 10-K for the year ended December 31, 2022 and have been so incorporated in reliance upon such report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 2 to such financial statements) of Whitley Penn LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits included in the registration statement of which this prospectus is a part for further information about us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

The SEC allows us to “incorporate by reference” information we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be a part of this prospectus. Information contained in this prospectus supersedes information incorporated by reference that we have filed with the SEC prior to the date of this prospectus.

We incorporate by reference the following documents listed below (excluding any document or portion thereof to the extent such disclosure is furnished and not filed):

●	Our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on March 31, 2023 including the information that will be incorporated by reference therein upon the filing of our Definitive Proxy Statement on Schedule 14A to be filed with the SEC;

●	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023 and June 30, 2023 filed with the SEC on May 15, 2023 and August 14, 2023, respectively;

●	Our Current Reports on Form 8-K filed with the SEC on January 17, 2023, March 1, 2023, March 6, 2023, March 16, 2023, March 31, 2023, April 11, 2023, May 2, 2023, May 22, 2023, May 22, 2023, May 25, 2023, and August 7, 2023;

●	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 14, 2023 (other than the portions thereof which are furnished and not filed); and

●	The description of our common stock set forth in Exhibit 4.2 to our Annual Report on Form 10-K for the year ended December 31, 2022, filed by us on March 31, 2023, including any amendment or report filed for the purpose of updating such description.

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This prospectus forms part of a registration statement on Form S-1 that we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement or the documents incorporated by reference herein and therein. For further information with respect to us and the securities that we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement and the documents incorporated by reference herein and therein. You should rely only on the information incorporated by reference or provided in this prospectus and registration statement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus and the documents incorporated by reference herein and therein is accurate as of any date other than the respective dates thereof.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

Upon written or oral request, we will provide you without charge a copy of any or all of the documents that are incorporated by reference into this prospectus including but limited to financial statement information and exhibits which are specifically incorporated by reference into such documents. Requests should be directed to: Intrusion Inc., Attention: Investor Relations, 101 East Park Blvd, Suite 1200, Plano, Texas 75074 or call (972) 234 6400. You may access this information at ir.intrusion.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

The SEC maintains an internet website that contains reports, proxy and information statements and other information regarding the issuers that file electronically with the SEC, including the Company, and can be accessed free of charge on the SEC’s website, http://www.sec.gov.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our securities, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document is not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. You may obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is located at http://www.sec.gov.

We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, are required to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. We also maintain a website at ir.intrusion.com. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

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Up to 11,333,333 Units, each consisting of

One Share of Common Stock or One Pre-Funded

Warrant to Purchase One Share of Common Stock and

One Warrant to Purchase One Share of Common Stock

Placement Agent Warrants to Purchase up to 1,133,333 Shares of Common Stock

Up to 23,799,999 Shares of Common Stock Underlying the Warrants,

Pre-Funded Warrants, and Placement Agent Warrants

INTRUSION INC.

PROSPECTUS

Sole Placement Agent

JOSEPH GUNNAR & CO., LLC

__________, 2023

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth all expenses to be paid by the registrant, other than estimated underwriting discounts and commissions, in connection with our public offering. All amounts shown are estimates except for the SEC registration fee and the FINRA filing fee:

Type	Amount
SEC registration fee	$2,085
FINRA filing fee	3,337
Legal fees and expenses	175,000
Accounting fees and expenses	15,000
Placement Agent’s accountable expenses	20,000
Non-accountable fees	85,000
Miscellaneous expense	10,000
Total Expenses	$310,422

Item 14.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact of their prior or current service to the corporation as a director or officer, in accordance with the provisions of Section 145, which are sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”). The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

Our restated certificate of incorporation, as amended (our “Certificate of Incorporation”), provides that (a) any of our directors or officers made a party to an action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, or any appeal in such action, suit or proceeding, and any inquiry or investigation that could lead to such action, suit or proceeding (each, a “Proceeding”), by reason of such person’s service as our director or officer or as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another enterprise per our request, shall be indemnified and held harmless by us to the fullest extent permitted by the Delaware General Corporation Law against all judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses (including attorneys’ fees) actually incurred by such person in connection with such Proceeding; (b) we must advance reasonable expenses incurred in defending any such Proceeding, subject to limited exceptions; and (c) the indemnification rights conferred by it are not exclusive of any rights permitted by law.

Our corporate bylaws (our “Bylaws”), provide that (a) we must indemnify our directors and officers to the maximum extent and in the manner permitted by the Delaware General Corporation Law against judgments, penalties (including excise taxes), fines, amounts paid in settlement and reasonable expenses (including court and attorneys’ fees) actually incurred in such settlement and reasonable expenses (including court and attorneys’ fees) actually incurred by such person with a Proceeding by reason of such person’s service as our director or officer or as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another enterprise per our request, subject to certain limited exceptions, (b) we shall advance expenses incurred by any director or officer who was or is a witness or was or is named as a defendant or respondent in a Proceeding, in reasonable intervals prior to the final disposition of such Proceeding, subject to certain limited exceptions, and (c) the indemnification rights conferred in our Bylaws are not exclusive.

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Our Bylaws also empower our board of directors to authorize us to indemnify our employees or agents, and to advance reasonable expenses of such persons to the same extent and subject to the same conditions as the indemnification provided to our directors and officers.

We have entered into indemnification agreements with each of our directors and executive officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our Certificate of Incorporation and Bylaws and to provide additional procedural protections. These agreements, among other things, provide that we will indemnify our directors and executive officers for judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses (including attorneys’ fees and court costs) actually and reasonably incurred by a director or executive officer in connection with any threatened, pending or completed action, suit or proceeding, any appeal in such action, suit or proceeding, and any inquiry or investigation that could lead to such action, suit or proceeding to which such person was, is or is threatened to be made a party, a witness or other participant by reason of such person’s services as our director or executive officer, or as a director or executive officer of any other company or enterprise to which the person provides services at our request.

In addition, the indemnification agreements provide that, upon the request of a director or executive officer, we shall advance expenses to the director or officer. We intend to enter into indemnification agreements with any new directors and executive officers in the future.

We have also obtained an insurance policy covering our directors and officers with respect to certain liabilities, including liabilities arising under the Securities Act.

Item 15.	Recent Sales of Unregistered Securities.

During the three fiscal years and interim period preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act. No underwriters were involved in the sales and the certificates representing the securities sold and issued contain legends restricting transfer of the securities without registration under the Securities Act or an applicable exemption from registration.

On May 24, 2022, the Company issued 75,188 shares of its common stock pursuant to a transaction that qualified under section 4(2) as a transaction exempt from the registration requirements of the Securities Act of 1933, as amended. These shares were issued to Purple Plaza, LLC, as partial consideration for a confidential settlement agreement between the Company and Purple Plaza.

On November 21, 2022, the Company issued 31,746 shares of its common stock to Anthony Scott, our Chief Executive Officer and President, in exchange for $100,000, pursuant to the terms of a Stock Purchase Agreement, dated November 21, 2022, between the Company and Anthony Scott, that qualified under section 4(2) as a transaction exempt from the registration requirements of the Securities Act of 1933, as amended.

Item 16.	Exhibits and Financial Statement Schedules

(a)	Exhibits. The list of exhibits preceding the signature page of this registration statement is incorporated herein by reference.

(b)	Consolidated Financial Statement Schedules. All schedules are omitted because the required information is inapplicable, or the information is presented in the financial statements and the related notes.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

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(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

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(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to any charter provision, by law or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof

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EXHIBIT INDEX

Exhibit No.	Exhibit Description
1.1*	Form of Placement Agency Agreement, dated August __, 2023, by and between the Company and Joseph Gunnar & Co., LLC

3.1(3)	Restated Certificate of Incorporation of the Company

3.2(5)	Certificate of Amendment to Certificate of Incorporation of the Company.

3.3(2)	Bylaws of the Company

4.1(6)	Specimen Common Stock Certificate.

4.2(19)	Description of the Capital Stock of the Company

4.3(14)	Form of Convertible Promissory Note #1 Issued Under the Securities Purchase Agreement dated March 10, 2022, by and between the Registrant and Streeterville Capital, LLC.

4.4(14)	Form of Convertible Promissory Note #2 Issued Under the Securities Purchase Agreement dated March 10, 2022, by and between the Registrant and Streeterville Capital, LLC.

4.5(15)	Form of Warrant Issued under that Securities Purchase Agreement between the Registrant and the Purchaser identified on the signature pages thereto, dated September 12, 2022

4.6*	Form of Warrant Agency Agreement between the Company and Computershare Trust Company N.A.

4.7*	Form of Common Stock Purchase Warrant

4.8*	Form of Pre-Funded Warrant

4.9*	Form of Placement Agent Warrant

5.1*	Opinion of Anthony L.G., PLLC

10.1(14)	Securities Purchase Agreement dated March 10, 2022, by and Between the Registrant and Streeterville Capital, LLC

10.2(16)	Amendment dated January 11, 2023, to the Securities Purchase Agreement dated March 10, 2022, by and between the Registrant and Streeterville Capital, LLC.

10.3(15)	Securities Purchase Agreement between the Registrant and the Purchasers identified on the signature pages thereto, dated September 12, 2022

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10.4(17)	Note Purchase Agreement dated February 23, 2023, by and between the Company and Streeterville Capital, LLC

10.5(18)	Sublease Agreement between the Registrant and CliftonLarsonAllen LLP dated September 28, 2020

10.6(18)	Lease between the Registrant and JBA Portfolio, LLC, executed as of February 3, 2021

10.7(2)+	Amended and Restated 401(k) Savings Plan of the Registrant

10.8(4)+	Intrusion Inc. 401(k) Savings Plan Summary of Material Modifications

10.9(7)+	Amended 2005 Stock Incentive Plan of the Registrant

10.10(8)+	2015 Stock Incentive Plan of the Registrant

10.11(9)+	Form of Notice of Grant of Stock Option

10.12(9)+	Form of Stock Option Agreement

10.13(9)+	Form of Notice of Grant of Non-Employee Director Automatic Stock Option (Initial Grant)

10.14(9)+	Form of Notice of Grant of Non-Employee Director Automatic Stock Option (Annual Grant)

10.15(9)+	Form of Automatic Stock Option Agreement

10.16(10)+	Intrusion Inc. Amended 2021 Omnibus Incentive Plan

10.17(11)+	Form of Incentive Stock Option Award Agreement to the Intrusion Inc. 2021 Omnibus Incentive Plan

10.18(1)+	Form of Restricted Stock Award Agreement to the Intrusion Inc. 2021 Omnibus Incentive Plan

10.19(1)+	Form of Non-Qualified Stock Option Agreement to the Intrusion Inc. 2021 Omnibus Incentive Plan

10.20(12)	Sales Agreement, dated August 5, 2021, between the Registrant and B. Riley Securities, Inc.

10.21(13)+	Executive Employment Agreement between Intrusion Inc. and Anthony Scott, dated November 11, 2021

10.22(20)	2023 Employee Stock Purchase Plan of the Registrant

10.23 (21)	First Amendment of Executive Employment Agreement between Intrusion Inc. and Anthony Scott, dated March 27, 2023

10.24 (22)	Forbearance and Standstill Agreement, dated as of August 2, 2023, between Intrusion Inc. and Streeterville Capital, LLC

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10.25 (22)	Amendment to Forbearance Agreement, dated as of August 7, 2023, between Intrusion Inc. and Streeterville Capital, LLC

10.26 (22)	Security Agreement, dated as of August 2, 2023, by Intrusion Inc. in favor of Streeterville Capital, LLC (Schedule A to Forbearance and Standstill Agreement, dated as of August 2, 2023, between Intrusion Inc. and Streeterville Capital, LLC)

10.27*	Form of Securities Purchase Agreement

14.1(19)	Code Of Conduct

21.1**	List of Subsidiaries

23.1*	Consent of Whitley Penn LLP, Independent Registered Public Accounting Firm.

23.3*	Consent of Anthony L.G., PLLC (incorporated in Exhibit 5.1).

24.1**	Power of Attorney (included on the signature page).

107**	Filing Fee Table

†	Management contract, compensation plan or arrangement.
*	Filed herewith.
**	Filed previously.
***	Schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and exhibit will be furnished to the SEC upon request.

(1)	Filed as an Exhibit to the Registrant’s Annual Report on Form 10-K, for the fiscal year ended December 31, 2022, which Exhibit is incorporated herein by reference.
(2)	Filed as an Exhibit to the Registrant’s Annual Report on Form 10-K, for the fiscal year ended December 31, 2000, which Exhibit is incorporated herein by reference.
(3)	Filed as an Exhibit to the Registrant’s Current Report on Form 8-K dated June 15, 2010, which Exhibit is incorporated herein by reference.
(4)	Filed as an Exhibit to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, which Exhibit is incorporated herein by reference.
(5)	Filed as an Exhibit to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (as amended), which Exhibit is incorporated herein by reference.
(6)	Filed as an Exhibit to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (as amended), which Exhibit is incorporated herein by reference.
(7)	Filed as an Exhibit to the Registrant’s Current Report on Form 8-K dated June 15, 2005, which Exhibit is incorporated herein by reference.
(8)	Filed as an Exhibit to the Registrant’s Definitive Proxy Statement on Schedule 14A in connection with the solicitation of proxies for its Annual Meeting of Stockholders held May 14, 2015, which Exhibit is incorporated herein by reference.
(9)	Filed as an Exhibit to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (as amended), which Exhibit is incorporated herein by reference.
(10)	Filed as an Exhibit to the Registrant’s Current Report on Form 8-K filed on May 22, 2023, which Exhibit is incorporated by reference herein.

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(11)	Filed as an Exhibit to the Registrant’s Quarterly Report on Form 10-Q filed on November 12, 2021, which Exhibit is incorporated by reference herein.
(12)	Filed as an Exhibit to the Registrant’s Registration Statement on Form S-3 filed on August 5, 2021, which Exhibit is incorporated by reference herein.
(13)	Filed as an Exhibit to the Registrant’s Current Report on Form 8-K filed on November 17, 2021, which Exhibit is incorporated by reference herein.
(14)	Filed as an Exhibit to the Registrant’s Current Report on Form 8-K filed on March 10, 2022, which Exhibit is incorporated by reference herein.
(15)	Filed as an Exhibit to the Registrant’s Current Report on Form 8-K filed on September 12, 2022, which Exhibit is incorporated by reference herein.
(16)	Filed as an Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on January 17, 2023
(17)	Filed as an Exhibit 10.1 to Registrant’s Current Report on Form 8-K on March 1, 2023
(18)	Filed as an Exhibit to the Registrant’s Annual Report on Form 10-K, for the fiscal year ended December 31, 2020, which Exhibit is incorporated herein by reference.
(19)	Filed as an Exhibit to the Registrant’s Annual Report on Form 10-K, for the fiscal year ended December 31, 2021, which Exhibit is incorporated herein by reference.
(20)	Filed as an Exhibit to the Registrant’s Definitive Proxy Statement on Schedule 14A in connection with the solicitation of proxies for its Annual Meeting of Stockholders held May 16, 2023, which Exhibit is incorporated herein by reference.
(21)	Filed as an Exhibit to the Registrant’s Current Report on Form 8-K filed on March 31, 2023, which Exhibit is incorporated by reference herein.
(22)	Filed as an Exhibit to the Registrant’s Current Report on Form 8-K filed on August 7, 2023, which Exhibit is incorporated by reference herein.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, Texas on August 25, 2023.

Intrusion Inc.

By:	/s/ Anthony Scott
Anthony Scott,
Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities held on August 25, 2023.

Name	Title

/s/ Anthony Scott	Chief Executive Officer, President and Director
Anthony Scott	(Principal Executive Officer)

*	Chief Financial Officer
Kimberly Pinson	(Principal Financial Officer and Principal Accounting Officer)

*	Chairman and Director
Anthony J. LeVecchio

*	Director
James F. Gero

*	Director
Katrinka B. McCallum

*	Director
Gregory K. Wilson

By:	/s/ Anthony Scott
Anthony Scott
Attorney-in-fact*

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